UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

Amendment No. 2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PostAds, Inc.

(Exact name of registrant as specified in its charter)

Nevada	5961	35-2539888
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

PostAds, Inc.
201 S.E. 15th Terrace, Suite 203

Deerfield Beach, Florida 33431
Telephone 954-464-1642

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Corporate Services Inc.

442 Court Street

Elko, Nevada 89801

Telephone 844-386-0178

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the date this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

 Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(4)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $.001 par value	940,000	$.10	$94,000	$9.47

(1)	Represents 940,000 shares of our common stock being registered for resale on behalf of the Selling Stockholders named in this registration statement.
(2)

Until such time as our common shares are quoted by the OTC Markets, the Selling Stockholders will sell their shares at the price of $.10 per share. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on OTC Markets OTCQB. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

(3)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.
(4)

In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED _________ __ 2016

940,000 shares of common stock

The Selling Stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

We are registering the resale of 940,000 shares of common stock which are presently outstanding and held by the Selling Stockholders named in this registration statement. The Selling Stockholders will offer their shares at $.10 per share until our shares are quoted by the OTC Markets inter-dealer quotation system and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

We will pay all costs of this offering. Selling Stockholders will pay no offering expenses. We will not receive proceeds from the sale of shares by the Selling Stockholders.

There are no underwriting commissions involved in this offering.

Prior to this offering, there has been no market for our securities.  Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to be quoted by the OTC Markets.  There is no guarantee that our securities will ever trade on the OTC Markets or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________ __, 2016

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our company that is not contained in this prospectus.  Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the common shares covered by this prospectus.  Our business, financial condition, results of operations and prospects may have changed since those dates.  The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, references to the “Company,” “we,” “us,” and “our” refer to PostAds, Inc., a Nevada corporation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our securities.  You should read the entire prospectus, including “Risk Factors” and the financial statements and the related notes before making an investment decision.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Overview

We were founded as a sole proprietorship on August 26, 2013. We changed our structure to a corporation on August 17, 2015 by incorporating in the State of Nevada. We were founded by Kenneth T. Moore to commercialize an online marketplace for buyers and sellers of goods and services.

Our principal executive office is located at 201 S.E. 15th Terrace, Suite 203, Deerfield Beach, Florida 33431 and our telephone number is 954-464-1642. Our website is located at www.PostAds.com and is not part of this prospectus.

Business

We operate an online marketplace at www.PostAds.com which provides a platform for buyers and sellers to purchase new and used goods and services. Because we offer an internet site where buyers are charged no fees and sellers of products and services can list their products and services without charge in all categories other than employment and personal ads, we expect to generate a large number of registered users who place product and service ads.  After the inventories of product and service ads are generated, we expect to generate revenue from premium placement, ad enhancements and advertisements on our website directed at visitors to our site. We also plan to generate revenue from two paid ad categories, employment and personals. There is no assurance that we will be successful in these efforts.

We completed our initial website in August of 2015 and completed enhanced features of our site in April of 2016. Since our inception, we have placed over 9,500 free ads and obtained 2,990 registered users of the Post Ads marketplace.

Since our inception, we have placed over 9,500 free ads and obtained 2,990 registered users of the Post Ads marketplace. We plan to convert our registered users into paying users by offering enhanced listings on our platform which increase the visibility of the ad. Because we offer free ads in all categories other than employment and personal, we expect our registered user base and product and service offerings to continually increase over time.

Our key activities to date include: (i) development of the business plan and plan of operations for the Post Ads Marketplace; (ii) development of the retail and fee-for-service features of the Post Ads Marketplace (iii) development of the auction platform of the Post Ads Marketplace; (iv) creation of our classified ad categories and features for the Post Ads Marketplace; (v) entering into an agreement with our website developer; (vi) creating features allowing visitors to become registered users of our online marketplace (vii) setting up our initial website to generate registered users, (viii) obtaining 2,990 registered users, (ix) placing more than 9,500 ads without charge and screening the ads prior to placement to ensure compliance with our terms of service, and (x) completing our website and enhancing its features including functionality and security features.

For the years ended December 31, 2014 and 2015 and for the six (6) months ended June 30, 2016, we had revenues of $0, $0 and $50, respectively, and net losses of $648, $344,916 and $155,581 respectively.

From September 2015, through February 2016, we sold 2,978,400 shares of common stock to nineteen (19) persons at the price of $.05 per share for aggregate proceeds of approximately $148,920. In August 2015, we issued an aggregate of 6,796,000 common shares to five (5) persons for services rendered which we valued at $.05 per share or an aggregate of $339,800. Upon our incorporation on August 17, 2015, we issued 9,000,000 shares to Kenneth T. Moore our President, Chief Executive Officer and Director as a recapitalization pursuant to our reorganization from a sole proprietorship to a C corporation.

As of the date of this prospectus, we had cash on hand of approximately $24,797  for our operational needs. Currently, our operating expenses are approximately $6,000 per month.  After this registration statement is declared effective, our operating expenses will be approximately $11,000 per month. Once this registration statement is declared effective, if we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs, we will not have available cash for our operating expenses after approximately two (2) months.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks including:

•	Because we do not have an audit or compensation committee, shareholders must rely on our sole officer and director Kenneth T. Moore, who is not independent, to perform these functions.

•

Our sole officer and director, Kenneth T. Moore has voting control over all matters submitted to a vote of our common stockholders because of his ownership of 6,700,000 common shares and 2,000,000 shares of Series A Preferred Stock that provide him with an aggregate of 100,000,000 votes, he holds 106,700,000 out of 118,774,400 votes representing ninety percent (90%) of the votes on all matters submitted to our stockholders, which prevents our minority shareholders from having the ability to control any of our corporate actions.

•

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

•	We are an early stage company with no historical performance for you to base an investment decision upon.

•	We are dependent upon the sale of our securities to fund our operations.

•	If we are unable to generate sufficient revenues for our operating expenses we will need financing, which we may be unable to obtain.
•	We are dependent on our ability to convert free users of the PostAds Marketplace into paying customers.

•	Expenses required to operate as a public company will reduce funds available to develop our business.

•	Third parties can develop the same website portal we have which may negatively affect our revenues.

•	If we fail to develop our brand cost-effectively, our business may be adversely affected.
•

We are dependent upon the efforts of our sole officer and director, Kenneth T. Moore who has no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

•	Our obligations as an SEC reporting company may require significant management time which will reduce the amount of time our sole officer and director can dedicate to our operations.

•	The offering price of the common shares being registered on behalf of the Selling Stockholders has been arbitrarily determined by us and bears no relationship to any criteria of value.

•

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Markets or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•

The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five (5) years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•	The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement;

•	The date on which we have, during the previous three (3) year period, issued more than $1,000,000,000 in non-convertible debt; or

•	The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting.  This statement shall also assess the effectiveness of such internal controls and procedures.  Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes.  These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 18,774,400 shares of common stock outstanding.

Our Selling Stockholders hold an aggregate of 9,774,400 common shares. Selling Stockholders are offering up to 940,000 shares of common stock which we issued in a private placement. Of the shares being registered:

•

From September 2015, through February 2016, we sold 2,978,400 shares of common stock to nineteen (19) persons at the price of $.05 per share for aggregate proceeds of approximately $148,920, of which we are registering 690,000 common shares, and

•	During August 2015, we issued 6,796,000 to five (5) persons for services rendered to us which we valued at $.05 per share or an aggregate of $339,800 of which we are registering 250,000 common shares.

The Selling Stockholders will offer their shares at $.10 per share until our shares are quoted by the OTC Markets and thereafter at prevailing market prices or privately negotiated prices.

We will pay all expenses of registering the securities, estimated at approximately $74,009 of which $69,063 has been previously paid by us.  We will not receive any proceeds from the sale of the common shares being registered.

In order for our Common Share to be quoted on the OTC Markets OTCQB, a market maker must file an application on our behalf to make a market for our common shares.  The current absence of a public market for our common shares may make it more difficult for you to sell your common shares.

Financial Summary

The tables and information below are derived from our audited financial statements for the years ended December 31, 2015 and 2014 and from our interim financial statements for the six (6) months ended June 30, 2016.  Our working capital as of June 30, 2016, December 31, 2015 and 2014 was $2,447, $124,413 and $0, respectively.

As of the date of this prospectus, we had cash on hand of approximately $24,797 for our operational needs. Currently, our operating expenses are approximately $6,000 per month.  After this registration statement is declared effective, our operating expenses will be approximately $11,000 per month. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we will not have available cash for our operations beyond approximately two (2) months.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

	Year Ended December 31, 2014	Year Ended December 31, 2015	Six (6) Months Ended June 30, 2016
Financial Summary

Cash	$0	$16,353	$14

Prepaid Expenses	$0	$117,087	$24,558

Computer Equipment, Net	$0	$1,215	$994

Total Assets	$0	$134,655	$25,566

Total Liabilities	$0	$9,027	$37,019

Total Liabilities and Stockholders’ Equity	$0	$134,655	$25,566

	Year Ended	Year Ended	Six (6) Months Ended
	December 31, 2014	December 31, 2015	June 30, 2016
Statement of Operations

Net Sales	$0	$0	$50

Officer Compensation	$0	$25,000	$32,501

Consulting & Legal Fees	$0	$268,700	$102,180

General and Administrative Expenses	$-	$29,347	$20,950

Impairment of Website Costs	$0	$21,869	$0

Net Loss for the Period	$(648)	$(344,916)	$(155,581)

THE OFFERING
Issuer	PostAds, Inc
Shares of Common Stock Offered	940,000 shares of Common Stock held by the Selling Stockholders named herein.
Terms of the Offering	The Selling Stockholders will determine when and how they will sell the securities offered in this prospectus.
Offering Price by Selling Stockholders

The Selling Stockholders will offer their shares at $.10 per share until our shares are quoted by the OTC Markets inter-dealer quotation system and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

Offering Expenses	We will pay all expenses of registering the securities, estimated at approximately $74,009, of which $69,057 was previously paid by us.
Recent Securities Offerings

Selling Stockholders are offering up to 940,000 shares of common stock which we sold in a private placement.

From September 2015 through February 2016, we sold 2,978,400 shares of common stock to nineteen (19) persons at the price of $.05 per share for aggregate proceeds of approximately $148,920, of which we are registering 690,000 common shares.

In August 2015, we issued an aggregate of 6,796,000 common shares to five (5) persons for services rendered to us which we valued at $.05 per share or an aggregate of $339,800 of which 250,000 shares are being registered.

On December 29, 2015, we issued 2,000,000 shares of our Series A Preferred Stock to Kenneth T. Moore as a recapitalization pursuant to a reorganization from a sole proprietorship to a C corporation. The Series A Preferred Stock entitles the holder fifty (50) votes per share or an aggregate of 100,000,000 votes on all matters submitted to a vote of our common stockholders. As such, Mr. Moore holds an aggregate of 106,700,000 out of 118,774,400 votes representing ninety (90%) of the votes on matters submitted to our stockholders which enables him to control the outcome of all matters submitted to a vote of our stockholders.

Upon our formation on August 17, 2015, we issued 9,000,000 common shares to Kenneth T. Moore as a recapitalization pursuant to a reorganization from a sole proprietorship to a C corporation. We are not registering shares held by our sole officer and director, Kenneth T. Moore.

Trading Market

There is currently no trading market for our common stock. We intend to apply soon for quotation by the OTC Markets. We will require the assistance of a market maker to apply for quotation and there is no guarantee that a market maker will agree to assist us or that our common shares will be quoted by the OTC Markets.

Shares of Common Stock Outstanding Before the Offering	18,774,400 Common Shares
Shares of Common Stock Outstanding After the Offering	18,774,400 Common Shares
Use of Offering Proceeds	We will not receive proceeds from the sale of the common shares by the Selling Stockholders.
Risk Factors

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” on page 8 of this prospectus.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

For the years ended December 31, 2014 and 2015 and for the six (6) months ended June 30, 2016, we incurred net losses of $648, $344,916 and $155,581, respectively.  As a result, our independent registered public accounting firm has included an explanatory paragraph in their audit opinion that we may be unable to continue as a going concern. Our limited operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification. Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are an early stage company with no historical performance for you to base an investment decision upon, and we may never become profitable.

We are an early stage company and as of the date of this prospectus, we have generated minimal revenue from operations. We have generated minimal revenue from operations since our inception. For the years ended December 31, 2014 and 2015 and for the six (6) months ended June 30, 2016, we incurred net losses of $648, $344,916 and $155,581, respectively.

Accordingly, we have a limited operating history upon which you may evaluate our prospects for achieving our business objectives in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us.  Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company with a limited operating history.

We will require additional financing before we begin generating revenues and we may be unable to obtain such financing which would cause you to lose your investment in our common shares.

We have generated minimal revenue since inception. We will need to obtain additional financing in order to complete our business plan because we have not generated revenues from our operations. We do not have any arrangements for outside financing and we may be unable to locate financing on favorable terms or at all.  For the years ended December 31, 2014 and 2015 for six (6) months ended June 30, 2016, we had net losses of $648, $344,916 and $155,581, respectively. Because we lack historical financial data, including revenue data, our future revenues are unpredictable.

Our operating expenses are presently approximately $6,000 per month or $72,000 annually.  After this registration statement is declared effective our operating expenses will increase by approximately $5,000 per month or $132,000 annually because of the costs of SEC reporting.  Once this registration statement is declared effective we will require $11,000 per month or $132,000 over the next twelve (12) months to meet our operational costs, which consist of rent, advertising, salaries and other general, administrative expenses and costs of compliance with SEC reporting obligations. As of the date of this registration statement, we had cash on hand of approximately $24,797  which is  sufficient to pay for our operating costs for approximately two (2) months.   If we do not receive additional financing, we will be unable to implement our business plan which would prevent us from generating revenues and cause you to lose your investment in our common stock.

Expenses required to operate as a public company will reduce funds available to us and could negatively affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company. As a public company we will require additional funds to obtain outside assistance from legal, accounting, investor relations, and other professionals that could be more costly than planned.  We may also be required to hire additional staff to comply with additional SEC reporting requirements.  We anticipate that the cost of SEC reporting will be approximately $5,000 monthly or $60,000 annually.  Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.  If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Markets OTCQB, or, if we have secured a qualification, we may lose the qualification and our securities would no longer trade on OTC Markets OTCQB.  Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business

If we are unable to establish strong brand recognition of the PostAds online platform with online buyers and sellers of goods and services, we will not be able to generate revenues.

The online goods and services marketplaces are driven by brand name recognition and reputation. We must use conventional and unconventional marketing strategies to build brand recognition of our PostAds online marketplace. Brand recognition will establish a position in the online goods and services marketplace market and if successful, will help us generate revenues. If we do not establish our brand name, we will not be able to generate revenues and our business would fail.

Our success depends on our ability to convert the free users of the PostAds Marketplace into paying customers.

We offer free ads to sellers of goods and services in all categories other than employment and persona ads to promote usage, brand awareness and registered users of our website. Some sellers placing free ads never convert to paid customers. To the extent that free users do not convert to paying customers, we will not realize any benefit from this aspect of our business strategy, and our ability to generate meaningful revenue could be harmed.

If buyers and sellers of online goods and services do not accept our platform, it could cause you to lose your investment.

We are dependent upon the success of our online marketplace.  Should online buyers and sellers of goods and services not be responsive to our marketplace, we will be unable to generate sufficient revenues to become profitable. There are numerous online platforms offering goods and services online and new platforms are frequently introduced. Only a relatively small number account for a significant portion of net revenue in the online goods and services industry. Our platform may not be desired by consumers, or competitors may develop online marketplaces that imitate or compete with us, and take our targeted revenue stream away from us or reduce our ability to generate revenues. If our competitors develop more successful platforms, our future revenues will be negatively impacted.

Technology changes rapidly in the online marketplace industry and if we fail to anticipate or successfully implement new technologies into our platform, our revenues will be negatively impacted.

Rapid technology changes in the online goods and services industry require us to anticipate new technologies and enhancements to our website which we must implement and develop in order to be competitive.  Our competition may be able to achieve them more quickly and effectively than we can. Our website and its functionality may be technologically inferior to our competitors’ and less appealing to users. Any failure to adapt to, and appropriately allocate resources among, new technologies would harm our competitive position, and negatively impact our future revenues.

We are planning to use third parties to develop portions of the PostAds online platform. We will have less control over third parties because we cannot control their personnel, schedule or resources. It will be more difficult to detect design faults and software errors. Any such fault or error could cause design and/or software modifications delays or defects and would likely have a detrimental impact on our business. Any of these factors could cause users to reject our platform. If this happens we could lose anticipated revenues and you could lose your investment.

We may not be able to compete effectively against other online marketplaces.

We face strong competition from well-established companies that have established online marketplaces with brand recognition and greater financial resources than we have. We will be at a competitive disadvantage in gaining brand recognition, employees, financing and other resources required to make our online marketplace successful. Our opportunity to attract online buyers and sellers may be limited by our financial resources and lack of recognition of the PostAds marketplace. If we are unable to effectively compete with other online goods and services marketplaces, our business will fail and you will lose your entire investment.

As our business grows, we will need to attract additional managerial employees which we might not be able to do.

We have one officer and director. Kenneth T. Moore is our Chief Executive Officer, President and Director. In order to grow and implement our business plan, we may need to add managerial talent in sales, technology, and finance. There is no guarantee that we will be successful in adding such managerial talent which could negatively impact our plan of operations.

We currently have no protection by any trademarks, patents and/or other intellectual property registrations. If we are unable to protect our intellectual property rights, our proposed business will fail.

We recently applied for trademark protection of our logo and the PostAds Marketplace name. There is no assurance protection will be granted. At present we are planning to enter into non-disclosure agreements with employees to protect our trade secrets. Despite our precautions taken to protect our trade secrets, unauthorized parties may attempt in the future to reverse engineer and/or copy our online platform. If they are successful it could create more competition for us and even cause our proposed business operations to fail.

We are a startup company and we will encounter significant risks in developing our business.

We are a startup company. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.  We have no revenues from operations and are dependent upon the sale of our securities to fund our future plans. There is no assurance we will be successful or ever generate revenues from operations. An investment in our common shares represents significant risk and you may lose all or part of your entire investment.

If we cannot generate revenues we will be unable to pay our operating expenses and, which could cause us to suspend or cease operations.  Our ability to generate revenues and operate profitability is dependent upon our ability to:

•	Complete development of our online marketplace,

•	Attract online buyers and sellers of goods and services,

•	Convert an adequate percentage of our sellers into paying customers of premium listings and advertisements,

•	Attain customer loyalty in light of competition,

•	Increase awareness of the PostAds brand name,

•	Attract, retain and motivate qualified personnel who can successfully assist us in implementing our business plan, and

•	Develop and maintain strategic relationships with sellers.

Based upon current plans, we expect to incur operating losses in future periods until revenues are sufficient to fund operations. Failure to generate enough revenues for us to become profitable may cause us to suspend or cease activities.

We are dependent on the sale of our securities to fund our operations.

We have not generated revenues from operations. We will need to obtain additional financing in order to complete our business plan because we currently do not have any income. We do not have any arrangements for outside financing. We are dependent on the sale of our securities to implement our business plan and fund our operations. There is no assurance we will be able to obtain future funding for our operations from the sale of our securities. The future issuance of our securities will result in substantial dilution in the percentage of our common stock held by our then existing stockholders, and would likely have an adverse effect on any trading market for our common stock. Obtaining financing would be subject to a number of factors, including investor acceptance. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us. If we do not obtain additional financing our business will fail.

We may not be able to attract enough paying sellers to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

We are a developing company and do not have substantial capital and must be selective in marketing of our online marketplace. We plan to generate revenues from fees charged to sellers. Our online platform will be marketed through public relations, search engine optimization, search engine keyword advertising, and social media advertising. Because we have limited marketing resources, we may not be able to attract sufficient sellers to our platform.  We will need to obtain additional financing in order to complete our business plan because we currently do not have revenues from operations. We do not have any arrangements for financing and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us. If we do not obtain additional financing our business will fail.

A permanent loss of data or a permanent loss of service on the Internet will have an adverse effect on our operations and will cause us to be less effective in the industry.

Our operations depend on the Internet. If we permanently lose data or permanently lose Internet service for any reason, be it technical failure or criminal acts, our online platform will not function effectively and you could lose your investment.

None of our technology or business model is proprietary.

The hurdles to enter the online goods and services industry is low. The technology required to commence operations for any potential competitor are available from third party providers. Our business model, with few exceptions, is not new and can be readily adopted by those with a basic knowledge of the services marketplace industry.

Risks Related To Our Management

Should we lose the services of Kenneth T. Moore, our sole officer and director, our operations and financial condition may be negatively impacted.

Our future depends on the continued contributions of Kenneth T. Moore, our sole officer and director, who would be difficult to replace. Mr. Moore’s services are critical to the management of our business and operations. We do not maintain key man life insurance on Mr. Moore. Should we lose the services of Mr. Moore, we may be unable to replace his services with equally competent and experienced personnel and our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

We incur costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matters and our management has no experience in such matters

Kenneth T. Moore, our sole officer and director is responsible for our compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are relatively new to these individuals and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business.  Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, each of which would increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders must rely on our sole director Kenneth T. Moore, who is not independent, to perform these functions.

We have only one officer and director, Kenneth T. Moore. We do not have an audit or compensation committee or Board of Directors as a whole that is composed of independent directors. Because Kenneth T. Moore, our sole director, is also our sole officer and controlling shareholder, he is not independent. There is a potential conflict between his interests, our interests and our shareholders’ interests, since our sole director is also our sole officer will make decisions concerning his own compensation and audit issues. Until we have an audit or compensation committee or independent directors, there may be less oversight of Mr. Moore’s decisions and activities and little or no ability for our minority shareholders to challenge or reverse his activities and decisions, even if they are not in the best interests of minority shareholders.

Our sole officer and director has voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 18,774,400 shares of common stock outstanding, each entitled to one (1) vote per common share.  Our President, Chief Executive Officer and Director, Kenneth T. Moore controls 6,700,000 shares which entitle the holder to one (1) vote per share and 2,000,000 preferred shares which entitle the holder to fifty (50) votes per share.  As such, the aggregate number of common shares controlled by Mr. Moore effectively entitles him to vote approximately 106,700,000 out of 118,774,400 votes outstanding or ninety (90%) of our outstanding common shares on all matters submitted to a vote of our common stockholders.  As a result, he has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors.  Mr. Moore’s control of our voting securities may make it impossible to complete some corporate transactions without his support and may prevent a change in our control.  In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Risks Related to Our Common Stock

The offering price of the common shares being registered on behalf of the Selling Stockholders has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is no public market for our common stock.  The offering price for the common shares being registered on behalf of the Selling Stockholders named in this registration statement has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value.  Thus, investors should be aware that the offering price does not reflect the book value, market price or other recognized criteria representing the value of our common shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will be a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers.  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock is exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144.  In general, persons holding restricted securities in a SEC reporting company, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

Our common stock is not currently quoted or listed and may never be quoted by the OTC Markets or any other listing or quotation service.  If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted by the OTC Markets, which could reduce the value of your investment.  Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and ten percent (10%) stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTC Markets.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Markets or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future. Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares.  Accordingly, even if we are successful in having the shares available for trading on the OTC Markets, investors should consider any secondary market for our common shares to be a limited one.  We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption."  This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  However, it is not enough for the security to be listed in a recognized manual.  The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.  The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin. Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, upon effectiveness of this registration statement which does not require a company to file all the same reports and information as a fully reporting company.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934.  We are required to file the necessary reports in the fiscal year that the registration statement is declared effective.  After that fiscal year and provided that we have less than 300 shareholders, we are not required to file these reports.  If the reports are not filed, the investors will have reduced information about us including about our business, plan of operations and financial condition.  In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten percent (10%) shareholders are not required to file beneficial ownership reports about their holdings of our common shares; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 90,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock.  As of the date of this prospectus, we had 18,774,400 shares of common stock and 2,000,000 shares of Series A Preferred Stock outstanding.  Accordingly, we may issue up to an additional 71,225,600 shares of common stock and 8,000,000 shares of blank check preferred stock.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders.  We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock.  Our board of directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange.  Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock.  Our shares have not been listed or quoted on any exchange or quotation system.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA for our shares to be quoted by the OTC Markets, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained.  In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.  Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors.  Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks.  As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments, not previously approved.  We could be an emerging growth company for up to five (5) years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three (3) year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30th date before that time, in which case we would no longer be an emerging growth company as of the following April 30th.  We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors”.  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive proceeds from the sale of the shares by Selling Stockholders.

DETERMINATION OF OFFERING PRICE

From September 2015, through February 2016, we sold 2,978,400 shares of common stock to nineteen (19) persons at the price of $.05 per share for aggregate proceeds of approximately $148,920, of which we are registering 690,000 common shares. In August 2015, we issued an aggregate of 6,796,000 common shares for services which we valued at $.05 per share or an aggregate of $339,800 of which 250,000 shares are being registered. On August 17, 2015 we issued 9,000,000 common shares to Kenneth T. Moore as a recapitalization pursuant to a reorganization from a sole proprietorship to a C corporation.

Our management has determined the offering price for the common shares being registered in this offering on behalf of the Selling Stockholders.  The offering price of the shares has been determined arbitrarily by us. It is not based upon an independent assessment of the value of our common shares and should not be considered as such. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	Our limited revenues;

•	Our growth potential; and

•	The price we believe a purchaser is willing to pay for our stock.

The offering price of the shares by the Selling Stockholders does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.  Prior to this offering, there has been no market for our securities.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

Not applicable.  We are not offering any shares in this registration statement.  All shares are being registered on behalf of our Selling Stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders named below are selling the securities described below.  The table assumes that all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the Selling Stockholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling security holders.  None of our Selling Stockholders is or is affiliated with a broker-dealer.  All Selling Stockholders may be deemed underwriters. The percentages below are based upon 18,774,400 common shares outstanding.

Our Selling Stockholders hold an aggregate of 9,774,400 common shares. Selling Stockholders are offering up to 940,000 shares of common stock which we sold in a private placement as follows:

•

From September 2015, through February 2016, we sold 2,978,400 shares of common stock to nineteen (19) persons at the price of $.05 per share for aggregate proceeds of approximately $148,920, of which we are registering 690,000 common shares.

•

In August 2015, we issued an aggregate of 6,796,000 common shares to five (5) persons for services rendered to us which we valued at $.05 per share or an aggregate of $339,800, of which of which 250,000 shares are being registered.

We are not registering common shares held directly or indirectly by Kenneth T. Moore, our Chief Executive Officer, President and Director.

Name of Selling Security Holder	Number of Shares Owned Before This Offering	Percentage Beneficially Owned Prior to Offering (1)	Number of Shares to Be Offered for Sale	Number of Shares to Be Owned After the Offering Is Complete (1)(2)	Percent of Common Stock Owned After the Offering Is Complete
Richy C. Bramos	400,000	2.1%	50,000	350,000	1.9%
Mark Wolfson	400,000	2.1%	50,000	350,000	1.9%
Ira Kiltok	400,000	2.1%	50,000	350,000	1.9%
Deborah Lynn Weiss (3)	400,000	2.1%	50,000	350,000	1.9%
Alfred J. Descourouez	40,000	<1%	40,000	0	0
Florence Weiss (3)	400,000	2.1%	50,000	350,000	1.9%
Stacey Stevens	400,000	2.1%	50,000	350,000	1.9%
Jiin Fong Liou	100,000	<1%	50,000	50,000	<1%
Jeffrey Kurt Clark	68,400	<1%	50,000	18,400	<1%
Steve Weiss (3)	4,000,000	21.3%	50,000	3,550,000	18.90%
Daniel C. Lancer (4)	998,000	5.32%	50,000	948,000	5%
Robert Fratianni (5)	600,000	3.2%	50,000	550,000	2.9%
Oceanside Equities, Inc.(6)	998,000	5.32%	50,000	948,000	5%
Hamilton & Associates Law Group, P.A. (7)	200,000	1%	50,000	150,000	<1%
Lawrence Beheshti	10,000	<1%	10,000	0	0
Imtiaz Ahmad	80,000	<1%	50,000	30,000	<1%
Charles Loiacono	30,000	<1%	30,000	0	0
Gregory M. Otto	100,000	<1%	50,000	50,000	<1%
Alexis De Aza	10,000	<1%	10,000	0	0
Michael Gleicher (8)	20,000	<1%	20,000	0	0
Matthew S. Gleicher (8)	20,000	<1%	20,000	0	0
Jordan Gleicher (8)	20,000	<1%	20,000	0	0
Alexandra Gleicher (8)	20,000	<1%	20,000	0	0
Mark A. Plescher	60,000	<1%	20,000	40,000	<1%
Total	9,774,400		940,000	8,434,400

(1)	Based upon 18,774,400 common shares outstanding.
(2)	Assuming that all 940,000 shares being registered are sold.
(3)

Steve Weiss is the son of Florence Weiss and the ex-husband of Debra Weiss. On August 17, 2015, we issued 4,000,000 shares of common stock to Steve Weiss for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $200,000. Because Steve Weiss holds more than ten (10%) of our outstanding common shares, he is deemed to be our affiliate and he must comply with the volume limitations of Rule 144 in connection with the resale of his shares being registered. Rule 144 permits a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to sell into the market every ninety (90) days an amount that does not exceed, during any three-month period, one percent (1%) of the total number of shares of our common stock then outstanding which will equal approximately 192,744 shares of common stock immediately after completion of this offering.

(4)	On August 17, 2015, we issued 998,000 shares of common stock to Daniel C. Lancer for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $49,900.
(5)	On August 17, 2015, we issued 600,000 shares of common stock to Robert Fratianni for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $30,000.
(6)

On August 18, 2015, we issued 998,000 shares of common stock to Oceanside Equities, Inc., a company controlled by Vincent Beatty, for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $49,900.

(7)

On August 18, 2015, we issued 200,000 shares of our common stock to Hamilton & Associates Law Group, P.A., a company controlled by Brenda Hamilton for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate of $10,000.

(8)	Michael Gleicher is the father of Matthew Gleicher, Jordan Gleicher and Alexandra Gleicher who are over the age of 18 and who do not live in the same household as Michael or one another.

We relied on Section 4(2) of the Securities Act of 1933, as amended for the offer and sale of the common shares. We believe that Section 4(2) was available because:

•	Each investor had a pre-existing relationship with our President, Chief Executive Officer and Director, Kenneth T. Moore at the time of the offer and sale;

•	None of these issuances involved underwriters, underwriting discounts or commissions;

•	Restrictive legends were and will be placed on all certificates issued as described above; and

•	The offer and sale of the securities did not involve general solicitation or advertising.

In connection with the foregoing transactions, we provided investors with access to all of our books and records, and access to all material, contracts and documents relating to our operations. Prospective investors were invited to review at our offices, at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. The chart below summarizes all common shares we have issued since our inception.

Common Stock Offering
	How Shareholder Known At Time Of Investment	Investment Date	Amount of Common Stock Sold	Price per Common Share	Aggregate Investment/ Aggregate Value	How Investment Was Made
Richy Bramos	Personal Friend of Kenneth T. Moore	9/25/15	400,000	$.05	$20,000	Check
Mark Wolfson	Personal Friend of Kenneth T. Moore	10/2/15	400,000	$.05	$20,000	Check
Ira Kiltok	Personal Friend of Kenneth T. Moore	10/2/15	400,000	$.05	$20,000	Check
Deborah Lynn Weiss	Personal Friend of Kenneth T. Moore	10/9/15	400,000	$.05	$20,000	Check
Alfred J. Descourouez	Personal Friend of Kenneth T. Moore	10/12/15	40,000	$.05	$2,000	Check
Florence Weiss	Personal Friend of Kenneth T. Moore	10/13/15	400,000	$.05	$20,000	Check
Stacey Stevens	Personal Friend of Kenneth T. Moore	10/13/15	400,000	$.05	$20,000	Check
Jiin Fong Liou	Personal Friend of Kenneth T. Moore	10/14/15	100,000	$.05	$5,000	Check
Jeffrey Kurt Clark	Personal Friend of Kenneth T. Moore	10/14/15	68,400	$.05	$3,420	Check
Gregory M. Otto	Personal Friend of Kenneth T. Moore	1/25/16	100,000	$.05	$5,000	Check
Lawrence Beheshti	Personal Friend of Kenneth T. Moore	1/28/16	10,000	$.05	$500	Check
Imtiaz Ahmed	Personal Friend of Kenneth T. Moore	1/29/16	80,000	$.05	$4,000	Check
Charles Loiacono	Personal Friend of Kenneth T. Moore	1/29/16	30,000	$.05	$1,500	Check
Alexis De Aza	Personal Friend of Kenneth T. Moore	2/3/16	10,000	$.05	$500	Check
Michael J. Gleicher	Personal Friend of Kenneth T. Moore	2/4/16	20,000	$.05	$1,000	Check
Matthew S. Gleicher	Personal Friend of Kenneth T. Moore	2/4/16	20,000	$.05	$1,000	Check
Jordan Gleicher	Personal Friend of Kenneth T. Moore	2/4/16	20,000	$.05	$1,000	Check
Alexandra Gleicher	Personal Friend of Kenneth T. Moore	2/4/16	20,000	$.05	$1,000	Check
Mark A. Plescher	Personal Friend of Kenneth T. Moore	2/4/16	60,000	$.05	$3,000	Check
Kenneth T. Moore(1)	Sole Officer, Director	8/17/15 12/29/15 12/29/15	9,000,000 (1,900,000) (400,000)	(1) (1) (1)	(1) (1) (1)	Services Gifted Gifted
Steve Weiss	Consultant	8/17/15	4,000,000	$.05	$200,000	Services
Daniel C. Lancer	Consultant	8/17/15	998,000	$.05	$49,900	Services
Robert Frantianni	Consultant	8/17/15	600,000	$.05	$30,000	Services
Oceanside Equities, Inc.	Consultant	8/18/15	998,000	$.05	$49,900	Services
Hamilton & Associates Law Group, P.A.	Pre-existing Relationship with Kenneth T. Moore	8/18/15	200,000	$.05	$10,000	Services
Keith Moore(1)	Relative	12/29/15	1,900,000	$.001	$1,900	Gifted
Frank Rocco(1)	Personal Friend of Kenneth T. Moore	12/29/15	400,000	$.001	$400	Gifted
TOTAL			18,774,400		$500,020

(1)

On August 17, 2015, we issued 9,000,000 shares of common stock to Kenneth T. Moore and on December 29, 2015, as authorized by the Board in August 2015, we issued 2,000,000 shares of our Series A Preferred Stock to Kenneth T. Moore. The shares were issued as a recapitalization pursuant to our reorganization. On December 29, 2015, Kenneth T. Moore, our President, Chief Executive Officer and Director gifted 1,900,000 shares to his brother Keith Moore and 400,000 shares to Frank Rocco, a personal friend. We are not registering the common shares held by Keith Moore and Frank Rocco.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares.  Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one.  We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”.  This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  However, it is not enough for the security to be listed in a recognized manual.  The listing entry must contain following: (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals published that many states expressly recognize are Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports.  A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.  The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling Stockholders are offering up to 940,000 shares of common stock.  The Selling Stockholders will offer their shares at $.10 per share until our shares are quoted on the OTC Markets and thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the Selling Stockholders.

The securities offered by this prospectus will be sold by the Selling Stockholders.  Selling Stockholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the Selling Stockholders.  The distribution of the securities by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The Selling Stockholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions.  Upon default by such Selling Stockholders, the pledge in such loan transaction would have the same rights of sale as the Selling Stockholders under this prospectus.  The Selling Stockholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus.  After our securities are qualified for quotation on the OTC Markets, the Selling Stockholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Stockholders under this prospectus.

In addition to the above, each of the Selling Stockholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Stockholders or any such other person.  We have instructed our Selling Stockholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the Selling Stockholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the Selling Stockholders will sell any or all of the common shares being registered.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities.  Pursuant to oral promises we made to the Selling Stockholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the Selling Stockholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Markets Considerations

To be quoted on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock.  We anticipate that after this registration statement is declared effective our securities will thereafter be quoted by on the OTC Markets OTCQB.

The OTC Markets is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted by the OTC Markets.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Markets has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion by the OTC Markets is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Markets will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Markets OTCQB rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets quoted securities.  Investors do not have direct access to the OTC Markets inter-dealer quotations. For OTC Markets’ quoted, there only has to be one market maker.

OTC Markets transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the OTC Markets, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ or other securities listed on national securities exchanges.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  Our Articles of Incorporation and Bylaws, as amended have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of blank check preferred stock, $0.001 par value.  As of the date of this prospectus there are 18,774,400 shares of our common stock outstanding held by twenty-seven (27) stockholders and 2,000,000 shares of Series A Preferred Stock outstanding held by one (1) stockholder of record, Kenneth T. Moore who is our sole officer and director.

The holders of our Common Stock and our Preferred Stock vote together as a single class on all matters submitted to a vote of our stockholders.

Common Stock

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders.  The shareholders are not permitted to vote their shares cumulatively.  Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors.  The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders including of our preferred stock described below is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock.  Any future payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.  We have no present plans for future cash or stock dividends.  We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights.

Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of the common stock, after payment of all of our obligations, are distributable ratably among the holders of the then outstanding common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with a par value of $.001 per share which we have designated as Series A Preferred Stock. The Series A Preferred Stock has the following rights, designations and preferences:

•	The holders of our Series A Preferred Stock and common stock vote together as a single class,

•	The Series A Preferred Stock “is entitled” to fifty (50) votes on all matters submitted to a vote of our stockholders,

•	The Series A Preferred Stock is not convertible,

•	The Series A Preferred Stock is not redeemable,

•	The Series A Preferred Stock is not entitled to dividends,

•	The Series A Preferred Stock does not have liquidation preferences above any other shares of outstanding securities, and

•	The Certificate of Designation setting forth the rights and preferences and designations cannot be amended without the approval of 100% of the holders of the Series A Preferred Stock.

On December 29, 2015, as authorized by the Board in August 2015, we issued 2,000,000 shares of our Series A Preferred Stock to Kenneth T. Moore. The Series A Preferred Shares were issued to Mr. Moore as a recapitalization pursuant to our reorganization from a sole proprietorship to a C corporation. The Series A Preferred Stock entitles the holder fifty (50) votes per share or an aggregate of 100,000,000 votes on all matters submitted to a vote of our common stockholders. As such, Mr. Moore holds an aggregate of 106,700,000 out of 118,774,400 votes representing ninety (90%) of the votes on matters submitted to our stockholders which enables him to control the outcome of all matters submitted to a vote of our stockholders.

Our Board of Directors can designate the rights, terms, designations and preferences of our remaining authorized but unissued preferred shares and issue such shares without the vote of our stockholders.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock.  We anticipate on applying for trading of our common stock on the OTC Markets OTCQB upon the effectiveness of the registration statement of which this prospectus forms apart.  However, we can provide no assurance that our shares of common stock will be quoted by the OTC Markets OTCQB or, if quoted, that a public market will materialize.

Holders

As of the date of this registration statement, we had 18,774,400 shares of common stock outstanding held by twenty- seven (27) holders.

Dividends

Since our inception on August 26, 2013, we have not paid any dividends on our common stock.  We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.  Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs.  In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in our best interest and our shareholders to do so.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

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Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

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Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

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Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Markets OTCQB Qualification for Quotation

To have our shares of common stock on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock.  We have not engaged in discussions with a FINRA Market Maker to file our application on Form 211 with FINRA.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our common stock.

Sales of Our Common Stock Under Rule 144

We presently have 18,774,400 common shares outstanding.  Of these shares 10,374,400 common shares are held by non-affiliates and 8,400,000 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.  None of our outstanding shares are eligible for resale under Rule 144.

We are registering an aggregate of 940,000 common shares. Of the shares being registered, 890,000 shares are held by non-affiliates and 50,000 shares are held by one (1) affiliate. We are not registering shares held by our officers and directors.

The shares of our common stock being registered on behalf of Selling Stockholders in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, one percent of the total number of shares of our common stock then outstanding which will equal approximately 184,044 shares of common stock immediately after completion of this offering.

All remaining common shares held by our affiliates will be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are proposed to be sold and are restricted securities (including the holding period of any prior owner other than an affiliate), will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities (including the holding period of any prior owner other than an affiliate), will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of affecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective before December 31, 2016, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2016, including a Form 10-K for the year ended December 31, 2016, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2016, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act.  This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and ten percent (10%) stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than five hundred (500) shareholders and total assets of more than $10,000,000 on December 31, 2016.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2016, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Markets, and our officers, directors and ten percent (10%) stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.  We will deliver an annual report to our security holders that will include audited financial statements regardless of whether we are obligated to do so.

OUR BUSINESS

Overview

We were founded as a sole proprietorship on August 26, 2013. We changed our structure to a corporation on August 17, 2015, by incorporating in the State of Nevada. We were founded by Kenneth T. Moore to commercialize an online marketplace for buyers and sellers of goods and services.

Our principal executive office is located at 201 S.E. 15th Terrace, Suite 203, Deerfield Beach, Florida 33431 and our telephone number is 954-464-1642. Our website is located at www.PostAds.com and is not part of this prospectus.

Operations

We operate an online marketplace at www.PostAds.com which provides a platform for buyers and sellers to purchase new and used goods and services. Because we offer an internet site where buyers are charged no fees and sellers of products and services can list their products and services without charge in all categories other than employment and personal ads, we expect to generate a large number of registered users who place product and service ads.  After the inventories of product and service ads are generated, we expect to generate revenue from premium placement, ad enhancements and advertisements on our website directed at visitors to our site. We also plan to generate revenue from two paid ad categories, employment and personals. There is no assurance that we will be successful in these efforts.

We completed our initial website in August of 2015 and completed enhanced features of our site in April of 2016. Since our inception, we have placed over 9,500 free ads and obtained 2,990 registered users of the Post Ads marketplace.

We plan to convert our registered users into paying users by offering enhanced listings to increase the visibility of the ad. Because we offer free ads in all categories other than employment and personal, we expect our registered user base and product and service offerings to continually increase over time.

Our key activities to date include: (i) development of the business plan and plan of operations for the Post Ads Marketplace; (ii) development of the retail and fee-for-service features of the Post Ads Marketplace (iii) development of the auction platform of the Post Ads Marketplace; (iv) creation of our classified ad categories and features for the Post Ads Marketplace; (v) entering into an agreement with our website developer; (vi) creating features allowing visitors to become registered users of our online marketplace (vii) setting up our initial website to generate registered users, (viii) obtaining 2,990 registered users, (ix) placing more than 9,500 ads without charge and screening the ads prior to placement to ensure compliance with our terms of service, and (x) completing our website and enhancing its features including functionality and security features.

For the years ended December 31, 2014 and 2015 for six (6) months ended June 30, 2016, we had net losses of $648, $344,916 and $155,581, respectively.

From September 2015, through February 2016, we sold 2,978,400 shares of common stock to nineteen (19) persons at the price of $.05 per share for aggregate proceeds of approximately $148,920. In August 2015, we issued an aggregate of 6,796,000 common shares to five (5) persons for services rendered which we valued at $.05 per share or an aggregate of $339,800. Upon our incorporation on August 17, 2015, we issued 9,000,000 shares to Kenneth T. Moore our President, Chief Executive Officer and Director as a recapitalization pursuant to our reorganization from a sole proprietorship to a C corporation.

As of the date of this prospectus, we had cash on hand of approximately $24,797 for our operational needs. Currently, our operating expenses are approximately $6,000 per month.  After this registration statement is declared effective, our operating expenses will be approximately $11,000 per month. Once this registration statement is declared effective, if we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs, we will not have available cash for our operations beyond approximately two (2) months.

The PostAds Marketplace

Our marketplace is structured so that we offer sellers free listings in all categories other than employment and personal ads so that we can continuously increase our registered users. As the number of visitors for free product and service listings grows, the PostAds marketplace will become an attractive platform for sellers and other businesses seeking to purchase listing enhancements and advertising for their products and services. For sellers of goods and services, our goal is to provide the most effective and economical posting of ads on the internet.  Sellers can post classified ads for free for products and services.  All users of the site can view all posted ads without charge.  Because we are an internet based business, our success depends upon attracting visitors to our site.  To date, we have placed over 9,500 ads without charge on the PostAds Marketplace. This resulted in 2,990 registered non-paying users.

Because the product and service ads are free, we expect to generate a large inventory of ads.  After the inventories of ads are generated, we expect to be able to sell premium placement, ad enhancements and advertisements on our site to non-paying and paying sellers of goods and services.

From February 1, 2016, through July 31, 2016 we added the following additional registered users to our site:

Month	New Users
February 2016	76
March 2016	71
April 2016	73
May 2016	77
June 2016	91
July 2016	94
Total	482

To buy and sell on our marketplace, visitors must open an online account by completing a one (1) page fill in the blank form that includes the user’s name, street address, email and whether the account is for personal or business use.

Listing Categories

Our platform offers the four listing categories:

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Retail Store Fronts

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Fee-For-Service Store Fronts

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Auction Listings

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Classified Ads

Upon receiving a request for an ad, paid or unpaid, it is reviewed by us to ensure the ad complies with our terms of services which prohibits ad placements that are unlawful, obscene, harassing or threatening.

Retail & Fee-For-Service Store Fronts

Our marketplace offers sellers of new and used goods and service providers the ability to create a unique user friendly internet storefront without the hassle and time required to manage their own website.

For services providers, our dashboard allows them to use a storefront to offer their service by category and by postal code. Service providers can personalize their listing by their type of service, service areas, availability, and Service provider rates.

Our Retail and Fee-For-Service Store fronts offering the following features:

•	A unique URL path that allows the seller to advertise in emails, on websites, etc. and drive traffic to their own store front.

•	An "off" StoreFront option to use during set up and maintenance.

•	A "StoreFront" column that is displayed on our category pages to drive traffic from our category pages to the seller’s store front page.

•	Display of Seller’s logos and slogans.

•	User friendly StoreFront templates.

•	Ability to create and populate store front 'extra pages' to provide more information to visitors.

•	Ability to create newsletters where visitors are able to subscribe directly from the store front.

•	Analytics that provide information to sellers about the traffic to their particular store front.

Auctions

We believe a key advantages of our auction service over other services is that we offer auction ads without charge and we do not impose a final fee for auctioned items. We offer sellers using our auction feature, the ability to purchase premium placement, ad enhancements and advertisements of their items. Our marketplace provides sellers with three types of auctions:

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Standard Auction. In standard actions, users bid against each other for individual or group items. Whatever is described within the details of the auction is what's up for bid. At the end of the auction the highest bidder wins the item being auctioned.

•	Buy Now Action. In a Buy Now Action, a listing is placed. Within that listing there is be a Buy Now link that allows the Buyer to purchase the item for a set price established by the Seller.

•	Dutch Auction. In a Dutch Auction, Sellers list multiple items for sale and each bidder can win one or more of the total items listed with conditions designated by the Seller

The auction feature is designed to generate revenue by charging users for enhancements to their listing such as featured item, top of listing, and banner ads etc.

Classified Ads

 We offer classified ad postings into primary categories with subcategories. The primary categories are:

•	For Sale

•	Classes

•	Gigs

•	Real Estate

•	Pets

•	Community

•	Boats

•	Jobs

•	Trucks

•	RV’s

•	Aviation

•	Personals

•	Autos

•	Services

•	Motorcycles

Classified ad listings under “Jobs” and “Personal” categories are paid listings. The PostAds Marketplace allows users to search employment ads and personal ads by location and ads in the employment category include:

• Accounting	• Education	• Home Based	• Real Estate	• Transportation
• Architecture	• Engineering	• Human Resources	• Retail/Wholesale	• TV/Film/Video
• Art & Design	• Food & Beverage	• Legal	• Technology	• Other
• BioTech	• General	• Manufacturing	• Salon/Spa/Fitness
• Business	• Government	• Marketing	• Security
• Clerical	• Health & Fitness	• Medical	• Skilled Trades
• Customer Service	• Hotel	• Non-Profit	• Sales/Business Development

Revenues

We plan to generate revenues from:

•	Monthly Seller fees of $6.95 per month for each retail store front listing,

•	Monthly Seller fees $6.95 per month for each service store front listing,

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Charging for ads in the Jobs category which currently has a fee of $5.00 per listing for a 30-day ad and personals category which has fees ranging from $1.00 to $15.00 depending on the category and ad duration, and

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Charging Sellers for ad enhancements to sellers.

Ad Enhancements

We plan to offer ad enhancements to sellers (including retail store front listings, service store front listings, action listings and classified ad listings) as follows:

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Banner Advertisements. Banner Advertisements are small rectangular advertisements that appear on pages of the PostAds Market Place. When a user clicks on a banner advertisement, it will take the user to a particular advertiser's storefront or listing. Banner advertising fees range from $2.99 to $99.00 depending upon ad size, location and number of categories,

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Bulk Advertisements. The PostAds Bulk Uploader allows users to create multiple ads from a single transaction of data stored in a spreadsheet file and upload that file to multiple pages of the PostAds Market Place. Bulk advertising is free.

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Ad-Ons. Ad-On are enhancements to listings such as colored text, graphics and icons. Fees for Ad-On range from 0.25 to $3.00 per item, and

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Premium Placement Fees. Premium placement fees allow a user to select optimum locations for their ad or listing such as top of the page or first listing of the category. Premium placement fees range between $1.00 and $3.00 depending upon location.

The Chart below summarizes the ad enhancements we offer:

Type of Ad	Feature	Monthly Listing Fees	Optional Listing Enhancements
Retail Store Front	Allows users to create their own webpages/store front within our website to sell their own goods	$6.95	• Banner advertising fees ranging from $2.99 to $99.00 • Ad-On 0.25 to 3.00 per item, and • Premium placement fees of $1.00 and $3.00
Service Store Front	Allows users to create their own webpages/store front within our website to sell their own services	$6.95	• Banner advertising fees ranging from $2.99 to $99.00 • Ad – on 0.25 to 3.00 and • Premium placement fees of $1.00 and $ 3.00
Auction Listing	Auction listings allow Sellers to offer goods in a bidding auction and include a buy now option.	$0	• Banner advertising fees ranging from $2.99 to $99.00 • Ad-Ons $0.25 to 3.00 per item, and • Premium placement fees of $1.00 and $3.00
Classified Listings Other than Jobs & Personal Ads	Classified listings allow sellers to place goods and/or services under various categories.	$0	• Banner advertising fees ranging from $2.99 to $99.00 • Ad-Ons $0.25to 3.00 per item, and • Premium placement fees of $1.00 and $3.00
Paid Classified Categories Jobs & Personal Ads	Jobs & Personal Ads	$5.00 Per month per listing	• Banner advertising fees ranging from $2.99 to $99.00 • Ad-Ons $0.25 to 3.00 per item, and • Premium placement fees of $1.00 and $3.00

All transactions are processed through PayPal. We do not charge fees to purchasers on the PostAds marketplace.

PostAds Marketplace Features

A key feature of the PostAds Marketplace is the search feature that allows buyers of goods and services to locate particular items of interest within the various areas of our website using a keyword search. The search feature allows the user to search within specific listing categories and by geographic region. Our bulk uploader allows sellers to post multiple advertisements and listings in multiple categories at the same time. As summarized below, our site offers user friendly features to enhance the PostAds experience. The enhanced version of the site was launched in April 2016.

Website Feature	Feature	Revenue	Cost to Complete Feature	Completion Date
Bulk Uploader Auction and Classified Ad	Allows Auction and Classified Ad Sellers to upload ads for multiple products and/or services at the same time	There is no charge to users of this feature.	$0	Completed in April 2016
Feature for Buyers	Allows buyers to search for items or services they wish to purchase throughout different categories (retail store front, service store front classified ads and auction) at the same time	There is no charge to users of this feature.	$0	Completed in April 2016
Bulk Uploader for Store Fronts	Allows store front sellers to upload ads for multiple products and/or services at the same time to their store front.	There is no charge to users of this feature.	$0	Completed in April 2016

Our PostAds platform offers sellers the following features:

•	"Payment Gateway" Seller to buyer payment gateway for classified ads. Buy now feature for auction ads.

•	"My Account" pages allow sellers to edit their account settings any time.

•	"Listing" process is very simple to use. Our site guides sellers through each step of the process which only takes a minute or two before their listing is live on the site.

•	"My Active Listings" page allows sellers to view a list of their "Active Listings" on the site, as well as, edit those listings.

•	"My Expired Listings" page allows sellers to view listings that have recently expired on the site.

•

"Messaging System" gives sellers the ability to communicate with buyers directly from the site without having to open up its email client. Message system offers a "private" setting for sellers to keep their email private from other sellers and buyers on the site.

•	"Browse by thumbnails" feature allows for the first photo a seller uploads to be displayed as a thumbnail image while visitors are browsing the site.
•	"Seller's Other Listings" link is conveniently located on the listing display page for its potential buyers to view all of its other listings that are currently active on the site.

•	"Tell-a-Friend" link on each listing display page allows visitors to its listing to quickly send a listing's details to a friend using the site's messaging system.

•

"Contact Seller" link is explicitly located on each listing page for its buyers to contact sellers directly with any questions they may have concerning its listing. The listing title is automatically included in the message that is sent for quick reference.

•	"Listing Extras" features allow sellers to add additional indicators to its listing to attract more attention from potential buyers while they are browsing the site.

•	"Attention Getters" feature allows sellers to draw special attention to their ads by selecting one of our attention getter images.

•	"Featured Listing" status gives its listing some additional exposure at the top of all browse listing pages.

•	"Better Placement" feature gives its listing priority (higher placement within table) over other listings within that same category.

•	"Bolding" feature bolds the text in its listing and changes the background color for additional attention.

Our PostAds platform offers buyers of goods and services the following features:

•	"Payment gateway" Payment gateway to purchase items directly from a seller.

•	"My Account" pages allow buyers to edit their account settings any time.

•

"Listing Favorites" allows a buyer to keep a list of his or her "Listings to Watch". Add as many listings to the list as the buyer desires and delete items at any time within the buyer’s personal account page.

•	"Advanced Search" page allows the buyer to narrow his or her search or expand the search to meet exact specifications.

•

"Messaging System" gives a buyer the ability to communicate with a seller directly from this site without having to send personal email. If the seller replies to a message through the Message system, that message is stored on the site for the buyer to retrieve at a later time.

•	"Seller's Other Listings" link is conveniently located on the ad display page for the buyer to view all of a particular seller's listings that are currently active on the site.

•	"Tell-a-Friend" link on each listing display page allows buyers to quickly send a listing's details to a friend using the site's messaging system. No need for email!

•	"Browse by thumbnails" allows a buyer to browse the site previewing thumbnail images of listings without having to first click through to the listing details page.

•	"Contact Seller" link is easily located on each listing page for buyers to contact the sellers directly with any questions concerning a listing.

Benefits of the PostAds Marketplace

We believe the PostAds Marketplace offers benefits not found with other on line shopping platforms particularly for smaller buyers and sellers of inexpensive items because we plan to offer the primary features found on other auction sites like Ebay without the fees that they charge. We provide different platforms to buyers and sellers including auctions, storefronts and classified ads. We do not charge fees to buyers and we offer basic listings without charge to the Seller in all categories other than classified ads for employment and personals. Ebay in most instances charges an item insertion fee as well as a final value fee (percentage of sale price) making it costly for smaller sellers to list their items for sale. This fee in turn increases the price paid by small buyers. By not charging these fees and offering ad enhancements that are optional, we may be able to attract smaller sellers and buyers that are unwilling to pay the fees charged by Ebay. Craigslist provides classified ads but it does not offer an auction platform nor on their classifieds do they offer a user storefronts or listing enhancements. Similarly, Ebay does not offer classifieds. We are not aware of any marketplaces offering the combination of platforms that we offer. We also believe that by offering store fronts, classifieds and auctions, we are able to migrate other online marketplace users to our website.

Marketing

We also plan to attract visitors by developing our “PostAds Marketplace” brand name and “No Fees for Buyers” slogan to attract visitors to our PostAds Marketplace.

Our marketing strategy involves converting our registered members to paying users. We plan to accomplish this by sending monthly newsletters with updates and company information. We started this in July of 2016.

We plan to also conduct the following marketing activity:

•

We completed our initial email marketing and print materials targeting retail store front owners in April of 2016, and plan to deliver these materials in September of 2016 and use this as an ongoing method of marketing.

•

We started social media postings using Facebook in July of 2016. We plan to launch social media campaigns on Twitter, Facebook, Linked-in and other websites to create recognition of our market place and drive traffic to our website beginning October of 2016, and use this as an ongoing form of marketing.

•

We completed our initial email marketing and print materials targeting service providers for our fee-for-service store fronts in May of 2016, and plan to deliver these materials in October of 2016 and use this as an ongoing form of marketing.

•	In November of 2016, we plan to establish Google AdWords and search engine optimization campaigns to drive traffic to our website.

•	In December of 2016, we plan to develop email marketing and print materials to attract potential advertisers to our website.

We believe that a marketing mix of email and social media campaigns and internet advertising is an optimal strategy to increase revenues.

Material Agreements

On January 6, 2016, we entered into an agreement, as amended, with Robert Fratianni to provide us with website development and related consulting services for the PostAds Marketplace. The agreement has a term of 12 months and requires us to pay $33,380 and 600,000 shares of common stock for Mr Fratianni’s services. On August 17, 2015, we issued the 600,000 shares of common stock to Robert Fratianni as required by the agreement. We valued these shares at the price of $.05 per share or an aggregate price of $30,000. To date, we have paid $23,380 to Mr. Fratianni for his services. We were initially required to pay the balance of $10,000 to Mr. Fratianni in April 2016, which payment was extended to December 31, 2016.

On August 17, 2015, we entered into an agreement with Daniel C. Lancer to provide us with general business related consulting services. The agreement has a term of one (1) year and requires us to pay the sum of $10,000 and 998,000 shares of common stock. On August 17, 2015, we issued the 998,000 shares of common stock to Daniel C. Lancer as required by the agreement. We valued these shares at the price of $.05 per share or an aggregate price of $49,900.

 We entered into an agreement dated August 18, 2015, with Oceanside Equities, Inc, a Florida corporation controlled by our stockholder, Vincent Beatty. This agreement provides that we will pay Oceanside Equities 998,000 shares of our common stock for consulting services. On August 18, 2015, we issued the 998,000 shares of common stock to Oceanside Equities, Inc. as required by the agreement. We valued these shares at the price of $.05 per share or an aggregate price of $49,900.

On January 6, 2016, we amended an August 17, 2015, agreement with Steve Weiss, a related party whereby Mr. Weiss is to provide us with consulting services for a period of two years. The original agreement had a term of one (1) month and required us to pay 4,000,000 shares of common stock for Mr. Weiss’s services. The services include consulting on pre-incorporation matters and our restructuring from a sole proprietorship to a Nevada corporation and financial consulting and analysis. On August 17 2015, we issued the 4,000,000 shares of common stock to Steve Weiss as required by the agreement. We valued these shares at the price of $.05 per share or an aggregate price of $200,000.

As amended, the agreement includes the following terms:

•         Services shall be provided for 24 months after execution,

•         Mr. Weiss’s services consist primarily of financial consulting and analysis,

•         Mr. Weiss shall provide up to 20 hours of consulting work each month,

•         The agreement may be terminated at any time by either party on 15 days' written notice,

•         Mr. Weiss shall be deemed an independent contractor and not an employee,

•         All rights, including, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials shall be our property, and

•         Mr. Weiss must keep all of our company information confidential.

During September 2015, Steve Weiss made a non-interest bearing loan in the amount of $10,000 to us for working capital purposes. We paid the loan back to Mr. Weiss during October 2015. Additionally, on August 4, 2016, we borrowed the sum of $25,000 from our stockholder Florence Weiss who is the mother of Steve Weiss, our shareholder and a related party. The note bears interest at the rate of 10% per annum and is due on or before December 4, 2016. On October 13, 2015, we sold 400,000 of our common shares to Florence Weiss at the price of $0.05 per share or an aggregate of $20,000.

 Employees

We have a total of one (1) full time employee consisting of our President, Chief Executive Officer and Director, Kenneth T. Moore. We employ one (1) part-time employee who provides bookkeeping, clerical and administrative services on an as needed basis. We use the services of outside consultants on an as needed basis.

None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppages.  We believe that we maintain good relationships with our employees.

Property

We occupy approximately 369 square feet at 201 S.E. 15th Terrace, Suite 203, Deerfield Beach, Florida 33431. Our telephone number is 954-464-1642. We pay $650 per month pursuant to a lease which expires on November 14, 2016. We believe this location is suitable for our current needs.

Dependence on a Few Customers

We are not dependent on one or a few customers.

Raw Materials

We do not use raw materials in our products.

Research and Development

All of our research to date has been done by Kenneth T. Moore, our President, Chief Executive Officer and Director who is in charge of our day to day operations.  We have not spent any amounts on research and development since our inception on August 26, 2013.

Competition

We believe the PostAds Marketplace offers benefits not found with other auction services particularly for smaller buyers and sellers of inexpensive items because we plan to offer the primary features found on other auction sites like Ebay without the fees that they charge. We provide basic auction listings without charge to the Seller. We also offer multiple seller platforms including store fronts, classifieds and auctions. Ebay in most instances charges an item insertion fee as well as a final value fee (percentage of sale price) making it costly for smaller sellers to list their items for sale. This fee in turn increases the price paid by small buyers. By not charging these fees and offering ad enhancements that are optional, we may be able to attract smaller sellers and buyers that are unwilling to pay the fees charged by Ebay. Craigslist does not offer an auction platform nor on their classifieds do they offer a user storefronts or listing enhancements. Similarly, Ebay does not offer classifieds. We are not aware of any marketplaces offering the combination of platforms that we offer. We also believe that by offering store fronts, classifieds and auctions, we will be able to migrate other online marketplace users to our website.

The online product and service marketplace is highly competitive and rapidly changing.  Our ability to compete depends upon many factors within and outside our control, including the performance and reliability of our marketplace, customer service, marketing efforts and development of our brand name and slogan.  Due to the relatively low barriers to entry we expect additional competition from other emerging companies.  Many of our existing and potential competitors are substantially larger than us and have significantly greater financial, technical and marketing resources.  As a result, they may be able to respond more quickly to new or emerging technologies for our products.  There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on our business, operating results and financial condition.

Seasonality

Our business is not affected by seasonal factors.

Intellectual Property

We have no registered or patented intellectual property. We recently applied for trademark protection of our logo and PostAds Marketplace tradename but no protection has been granted and there is no assurance protection will be granted. Trademarks and trade names distinguish the various companies from each other.  If customers are unable to distinguish our products from those of other companies, we could lose sales to our competitors.  We do not have any registered trademarks and trade names, so we only have common law rights with respect to infractions or infringements on its products.  Many subtleties exist in product descriptions, offering and names that can easily confuse customers.  The name of our principal products and services may be found in numerous variations of the name and descriptions in various media and product labels.  This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

We are a development-stage company. We were founded as a sole proprietorship on August 26, 2013. We changed our structure to a corporation on August 17, 2015 by incorporating in the State of Nevada. We were formed to provide an online marketplace for buyers and sellers of new and used goods and services. We have not generated revenues from business operations. Our independent registered public accounting firm has issued a going concern opinion. This means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs. Accordingly, we must locate sources of capital to pay our operational costs.

Results of Operations

From our inception on August 26, 2013, our business operations have primarily been focused on developing our business plan, developing the features of online marketplace and obtaining registered users of our marketplace.

Kenneth, T. Moore, our Chief Executive Officer, President and Director created our developmental plan and anticipated features with the assistance of our website developer Robert Fratianni. From September of 2015, through February of 2016, we sold 2,978,400 shares of our common stock to nineteen (19) persons at the price of $0.05 per share for aggregate proceeds of approximately $148,920, enabling us to meet the milestones in the chart below.

Development Milestone	Percentage Of Milestone Complete	Costs Paid and Future Costs	Responsible Party
Creation of Website for Post Ads Marketplace	100%	(1)	Kenneth T. Moore
Create Website Artwork Sound & Special Effects, Mock-up	100%	(2)	Robert Fratianni
Complete features for User Account Authentication, Complete Final Artwork / Sound & Effects, Submit for Testing	100%	(2)	Robert Fratianni
Integrate Social Media (Twitter Facebook, Google)	100%	(2)	Robert Fratianni
Develop specifications to monitor Analytics	100%	(2)	Robert Fratianni
Specification of items to monitor for Analytics	100%	(2)	Robert Fratianni
Develop Social Networking Features	100%	(2)	Robert Fratianni
Store Director Search Engine	100%	(2)	Robert Fratianni
Documentation & Features of website	100%	(2)	Robert Fratianni
Upgrade features and functionality	100%	(2)	Robert Fratianni
Create Bulk Uploader	100%	(2)	Robert Fratianni
Complete search by item feature	100%	(2)	Robert Fratianni
Complete Bulk Uploader for Store Fronts	100%	(2)	Robert Fratianni
Create and test security features of site	100%	(2)	Robert Fratianni
Provide free ads to website visitors	100%	(1)	Kenneth T. Moore
Enable Site Visitors to register and respond to registrations	100%	(1)	Kenneth T. Moore

(1)

We will not incur additional expenses for the services of Mr. Moore.

(2)

In connection with the development of our website, we paid Robert Fratianni our website developer $23,380 and 600,000 common shares for his services to date. We are required to pay Mr. Fratianni $10,000 on or before December 31, 2106.

Over the next twelve (12) months we plan to implement our marketing plan and continue to increase our registered users which consists of 2,990 persons. We anticipate the following costs associated with our plan of operations over the next twelve (12) months:

Development Milestone	Percentage Of Milestone Complete	Costs Paid and Future Costs	Responsible Party	Completion Date- Anticipated Completion Date
Create and Send out Monthly Newsletter to Registered Users	100%	-	Kenneth T. Moore (1)	7/16 & a Newsletter & Continuing Over Next 12 months
Establish social media campaigns on Twitter, Facebook, Linked-in	66%	$3,500 to Third Parties	Kenneth T. Moore(1)	Commencing 9/16 & Continuing Over Next 12 months
Disseminate marketing and print materials targeting service providers and Sellers	50%	$5,000 to Third Parties	Kenneth T. Moore(1)	11/16 & Continuing Over Next 12 months
Disseminate email marketing materials to attract potential advertisers	50%	$2,500 to Third Parties	Kenneth T. Moore(1)	12/16 & Continuing Over Next 12 months
Ongoing Upgrade and Maintenance of Servers (2)	50%	$3,600 to Third Parties	Robert Fratianni (2)	12/31/1/6 & Continuing For Life of Website
Ongoing Social Media campaigns for 12 months	0%	$7,500 to Third Parties	Kenneth T. Moore(1)	10/31/16-10/31/17
Total	--	$22,100	--	--

(1)

We will not incur additional expenses for the services of Mr. Moore.

(2)

In connection with the development of our website, we paid Robert Fratianni our website developer $23,380 and 600,000 common shares for his services to date. We are required to pay Mr. Fratianni $10,000 on or before December 31, 2106.

Completing the above milestones is dependent upon us raising sufficient capital through placement of our common stock or issuance of debt securities. We have not located investors to provide us with the capital required to meet these milestones and we may not be successful in locating investors to provide us with capital. If we are unable to obtain financing, we will not meet the milestones above and may have to suspend or cease operations.

For the years ended December 31, 2014, 2015 and for the six (6) month period ending June 30, 2016, we incurred expenses of $648, $344,916 and $155,631, respectively, on costs and expenses including officer compensation, consulting, legal, accounting and SEC filing costs. All cash held by us is the result of the sale of common stock and we have not generated meaningful revenue from operations.

We have generated minimal revenues from our operations during 2016. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

	Year Ended December 31, 2104	Year Ended December 31, 2104	Six Months Ended June 30, 2016
Revenue	$ 0	$ 0	$ 50
Expense	$ 648	$ 344,916	$ 155,631
Net Loss	$ (648)	$ (344,916)	$ (155,581)
Net Loss Per Share – Basic and Diluted	$ (0.00)	$ (0.03)	$ (0.01)
Weighted Average Number of Shares Outstanding Basic and Diluted	9,000,000	12,228,979	$ 18,712,807

Liquidity and Capital Resources

For the years ended December 31, 2014, 2015 and for the six (6) month period ending June 30, 2016, we generated revenues of $0, $0 and $50, respectively, from our business operations. During the period from September 30, 2015 to June 30, 2016, we funded our working capital requirements through the sale of our equity securities. From September 2015, through February 2016, we sold 2,978,400 shares of common stock to nineteen (19) persons at the price of $.05 per share for aggregate proceeds of approximately $148,920. On August 17, 2015 and on December 29, 2015, as approved by the Board in August 2015, we issued 9,000,000 common shares and 2,000,000 shares of Series A Preferred stock, respectively, to our Chief Executive Officer, President and Director as a recapitalization pursuant to our reorganization.

As of the date of this prospectus, we had cash on hand of approximately $24,797 for our operational needs. Currently, our operating expenses are approximately $6,000 per month.  After this registration statement is declared effective, our operating expenses will be approximately $11,000 per month. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we will not have available cash for our operations beyond two (2) months.

If we are unable to sell shares, generate sufficient revenues or raise additional monies to fund our operations, we will be unable to complete development of our marketplace and may be forced to cease operations.

For the years ended December 31, 2014, 2015 and for the six (6) month period ending June 30, 2016, we incurred $648, $344,916 and $155,631 of operating expenses, respectively.   At December 31, 2015 and at June 30, 2016, we had accrued current liabilities of $9,027 and $37,019, respectively.

We have a net loss of $155,581 for the six (6) month period ending June 30, 2016 and we had stockholders’ deficit and an accumulated deficit of $11,453 and $500,173, respectively, at June 30, 2016.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds, we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 2 of our December 31, 2015 and 2014 financial statements.

Property

We occupy approximately 369 square feet at 201 S.E. 15th Terrace, Suite 203, Deerfield Beach, Florida 33441 and our telephone number is 954-464-1642. We pay $650 per month for this location pursuant to a lease agreement that expires on November 14, 2016. We believe this location is suitable for our present needs.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Internal-use Software and Website Development Costs - Costs incurred to develop software for internal use and the Company’s website are capitalized and amortized over the estimated useful life of the software, generally three years. The Company also capitalizes costs related to upgrades and enhancements when it is probable the expenditures will result in additional functionality or will extend the useful life of existing functionality. Costs related to the design or maintenance of internal-use software and website development are expensed as incurred. The Company periodically reviews internal-use software and website development costs to determine whether the projects will be completed, placed in service, removed from service, or replaced by other internally developed or third-party software. If the asset is not expected to provide any future benefit, the asset is retired and any unamortized cost is expensed.

Stock-Based Compensation - For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the service period for awards expected to vest. For stock issued to employees for other than cash the Company estimates the fair value of the shares issued based on the trading or selling price of similar shares or based on the value of the services provided, whichever is more reliable.

For non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant in the same manner as employee awards over the contractual term; however, the unvested portion of the awards is revalued at the end of each reporting period until such time as the non-employee award is fully vested. For stock awards to non-employees the Company estimates the fair value of the shares issued based on the trading or selling price of similar shares or based on the value of the services provided, whichever is more reliable.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4).

Recent Accounting Pronouncements

(See “Recent Accounting Pronouncements” in the Financial Statements.)

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors.  Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board of Directors, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Kenneth T. Moore	53	President, Chief Executive Officer and Director

Kenneth T. Moore, President, Chief Executive Officer and Director

Kenneth T. Moore is our Chief Executive Officer, President and Director. From August of 2014 until August of 2015, Mr. Moore served as a detention officer at the Florida Department of Juvenile Justice. From July of 2013 until September of 2013, he was a Cargo Operations Supervisor at McRobert Maritime Security. From January of 2013 until July of 2013, he was self-employed as a Trucking Owner Operator. Mr. Moore received certification as a Correctional Officer from Miami Dade Community College in 1991.

Family Relationships

Kenneth T. Moore, our sole officer and director is the brother of Keith Moore who holds 1,900,000 shares of our common stock.

Debra Weiss who holds 400,000 common shares and is the ex-wife of Steve Weiss who holds 4,000,000 common shares. Florence Weiss holds 400,000 common shares and is the mother of Steve Weiss.

Michael Gleicher is the father of Matthew Gleicher, Jordan Gleicher and Alexandra Gleicher who are over the age of 18 and who do not live in the same household as Michael Gleicher or one another.

There are no other family relationships between our sole officer and director and our shareholders.

Legal Proceedings

In June of 2011, Steve Weiss our consultant and the holder of approximately twenty percent (20%), of our common shares filed a personal bankruptcy petition under federal bankruptcy laws. Mr. Weiss received a discharge relating to the matter in 2011. Other than the foregoing, none of our officers, directors, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),
•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.
•	Having any administrative proceeding related to their involvement in any type of business, securities, or banking activity.

Code of Business Conduct and Ethics

We do not have any standing audit, nominating, and compensation committees of the board of directors, or committees performing similar functions.  We do not currently have a Code of Ethics applicable to our principal executive, financial, or accounting officer.  All Board actions have been taken by Written Action rather than formal meetings.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the officer and directors for services rendered in all capacities for the years ending December 31, 2015 and 2014.  No other officers and directors were compensated during the years ended December 31, 2015 and 2014.

Names and Principal Position	Year Ended December 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kenneth T. Moore, President, Chief Executive Officer and Director (1)(2)	2015 2014	$25,000(2) 0	0 0	0 0	0 0	0 0	0 0	0 0	$25,000 0

(1) On August 26, 2015, we issued 9,000,000 shares and on December 29, 2015, as authorized by the Board in August 2015, we issued 2,000,000 shares of our Series A Preferred Stock to Kenneth T. Moore as a recapitalization pursuant to a reorganization from a sole proprietorship to a C corporation.

(2) In the six (6) months ended June 30, 2016, we paid Kenneth T. Moore salary of $32,500 pursuant to his employment contract.

Outstanding Equity Awards at December 31, 2015, December 31, 2014:

	Year Ended	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth T. Moore (1) President, Chief Executive Officer and Director	2015 2014	0 0	0 0	0 0	00 00	0 0	0 0	0 0

(1)

During the six months ended June 30, 2016, to the date of this registration statement there are no outstanding equity awards.

Our Board of Directors determines the compensation paid to our executive officers based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the board of directors from time to time. The board will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

At no time during years ended with respect to any person listed in the Table above was there:

•

any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);

•

any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

•

any option or equity grant;

•

any non-equity incentive plan award made to a named executive officer;

•

any nonqualified deferred compensation plans including nonqualified defined contribution plans; or

•

any payment for any item to be included under the heading “All Other Compensation” in the Summary Compensation Table.

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this prospectus.

Employment Agreements with Management

On December 29, 2015, we entered into an agreement with Kenneth T. Moore to provide services to us. The agreement has a term of two (2) years and requires us to pay $1,250 per week to Mr. Moore for his services as our President and Chief Executive Officer.

Our Board of Directors determines the compensation paid to our executive officers, based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the Board of Directors from time to time. The Board of Directors will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

Director Compensation

Our directors do not receive any compensation for serving on the Board of Directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

 Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.

Our directors are not reimbursed for expenses incurred by them in connection with attending board meetings and they do not receive any other compensation for serving on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 17, 2015, we issued 9,000,000 common shares to Kenneth T. Moore, our President, Chief Executive Officer and Director as a recapitalization pursuant to our reorganization from a sole proprietorship to a C corporation. On December 29, 2015, Kenneth T. Moore, gifted 1,900,000 common shares to his brother Keith Moore and 400,000 common shares to Frank Rocco, a personal friend.

On December 29, 2015, we issued 2,000,000 shares of our Series A Preferred Stock to Kenneth T. Moore as a recapitalization pursuant to our reorganization from a sole proprietorship to a C corporation. The Series A Preferred Stock entitles the holder fifty (50) votes per share or an aggregate of 100,000,000 votes on all matters submitted to a vote of our common stockholders. As such, Mr. Moore holds an aggregate of 106,700,000 out of 118,774,400 votes representing ninety percent (90%) of the votes on matters submitted to our stockholders which enables him to control the outcome of all matters submitted to a vote of our stockholders.

On December 29, 2015, we entered into an agreement with Kenneth T. Moore, our President, Chief Executive Officer and Director to provide services to us. The agreement has a term of two (2) years and requires us to pay $1,250 per week to Mr. Moore for his services as our President and Chief Executive Officer.

On January 6, 2016, we amended an August 17, 2015, agreement with Steve Weiss, a related party whereby Mr. Weiss is to provide us with consulting services for a period of two years. The original agreement had a term of one (1) month and required us to pay 4,000,000 shares of common stock for Mr. Weiss’s services. The services include consulting on pre-incorporation matters and our restructuring from a sole proprietorship to a Nevada corporation and financial consulting and analysis. On August 17 2015, we issued the 4,000,000 shares of common stock to Steve Weiss as required by the agreement. We valued these shares at the price of $.05 per share or an aggregate price of $200,000.

As amended, the agreement includes the following terms:

•

Services shall be provided for 24 months after execution,

•

Mr. Weiss’s services consist primarily of financial consulting and analysis,

•

Mr. Weiss shall provide up to 20 hours of consulting work each month,

•

The agreement may be terminated at any time by either party on 15 days' written notice,

•

Mr. Weiss shall be deemed an independent contractor and not an employee,

•

All rights, including, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials shall be our property, and

•

Mr. Weiss must keep all of our company information confidential.

During September 2015, Steve Weiss made a non-interest bearing loan in the amount of $10,000 to us for working capital purposes. We paid the loan back to Mr. Weiss during October 2015.

On August 4, 2016, we borrowed the sum of $25,000 from our stockholder Florence Weiss who is the mother of Steve Weiss, our shareholder and a related party. The note bears interest at the rate of 10% per annum and is due on or before December 4, 2016. On October 13, 2015, we sold 400,000 of our common shares to Florence Weiss at the price of $0.05 per share or an aggregate of $20,000.

Other than as stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

•

Any of our directors or officers;

•

Any proposed nominee for election as our director;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or

•

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this registration statement, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise.  Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at 201 S.E. 15th Terrace, Suite 203, Deerfield Beach, Florida 33431.

Name of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percentage Held (1)

Common Stock
Kenneth T. Moore, President, Chief Executive Officer and Director	6,700,000	Direct	35.69	%(2)
Total Officers & Directors (1 Person)	6,700,000		35.69%
Other 5% Holders
Steve Weiss	4,000,000	Direct	21.31%
Keith Moore (3)	1,900,000	Direct	10.12%
Oceanside Equities, Inc. (4)	998,000	Direct	5.32%
Daniel C. Lancer (5)	998,000	Direct	5.32%
Total (other 5% Holders-4 Persons)	7,896,000	Direct	42.07%
Series A Preferred Stock
Kenneth T. Moore, President, Chief Executive Officer and Director	2,000,000	Direct	100%
All Officers & Directors (1 Person)	2,000,000	Direct	100%
Other 5% Holders (0 Persons)

(1)

Based on 18,774,400 shares of common stock issued and outstanding as of the date of this registration statement.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)

Amount does not include 2,000,000 shares of Series A Preferred Stock held by Kenneth T. Moore which entitle him to fifty (50) votes per share or an aggregate of 100,000,000 votes on all matters submitted to a vote of our common stockholders. As such, Mr. Moore holds an aggregate of 106,700,000 out of 118,774,400 votes representing approximately ninety percent (90%) of the votes on matters submitted to our stockholders which enables him to control the outcome of all matters submitted to a vote of our stockholders.

(3) Represents 1,900,000 common shares which Keith Moore received as a gift from his brother, Kenneth T. Moore, our Chief Executive Officer, President and Director. Kenneth T. Moore received the shares he gifted pursuant to a reorganization from a sole proprietorship to a corporation.

(4)   On August 18, 2015, we issued 998,000 shares of common stock to Oceanside Equities, Inc., a company controlled by Vincent Beatty, for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $49,900.

(5)  On August 17, 2015, we issued 998,000 shares of common stock to Daniel C. Lancer for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $49,900.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

INTEREST OF NAMED EXPERTS

The financial statements for the years ended December 31, 2015 and 2014, have been audited by Salberg & Company P.A., independent registered public accounting firm, to the extent and for the periods set forth in their report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The legality of the shares offered under this registration statement is being passed upon by Hamilton & Associates Law Group, P.A.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.  The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission.  These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PostAds, Inc.

Financial Statement Index

PostAds, Inc.
Balance Sheets

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current Assets
Cash	14	16,353
Prepaid cash based consulting and legal fees	6,250	31,250
Prepaid stock based consulting and legal fees	16,720	83,600
Prepaid expenses and deposits	1,588	2,237

Total Current Assets	24,572	133,440

Computer equipment, net	994	1,215

Total Assets	25,566	134,655

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Bank overdraft	9	-
Accrued liabilities	17,434	7,727
Advances payable - officer	2,075	50
Accrued officer salary payable	17,501	1,250

Total Current Liabilities	37,019	9,027

Total Liabilities	37,019	9,027

Commitments and contingencies (Note 9)
Stockholders' Equity (Deficit)
Series A Preferred stock: 10,000,000 shares authorized; $0.001 par value, 2,000,000 shares issued and outstanding at June 30, 2016 and December 31, 2015	2,000	2,000
Common stock: 90,000,000 shares authorized; $0.001 par value, 18,774,400 and 18,404,400
shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	18,774	18,404
Additional paid in capital	467,946	449,816
Accumulated deficit	(500,173)	(344,592)
Total Stockholders' Equity (Deficit)	(11,453)	125,628

Total Liabilities and Stockholders´ Equity (Deficit)	$25,566	134,655

The accompanying notes are an integral part of these financial statements

PostAds, Inc.
Statements of Operations
(unaudited)

	For the Six Months Ended June 30,
	2016	2015

Revenues	$50	$-

Operating Expenses
Officer Compensation	32,501	-
General and Administrative	20,950	259
Consulting Fees	102,180	-

Total Operating Expenses	155,631	259

Net Loss	$(155,581)	$(259)

Basic and Diluted Loss per Share
attributable to common stockholders:	$(0.01)	$(0.00)

Basic and Diluted Weighted Average
Number of Shares Outstanding
attributable to common stockholders:	18,712,807	9,000,000

The accompanying notes are an integral part of these financial statements

PostAds, Inc.
Statement of Changes in Stockholders' Equity (Deficit)
For the Six Months Ended June 30, 2016

							Total
					Additional		Stockholders'
	Series A Preferred Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance December 31, 2015	2,000,000	$ 2,000	18,404,400	$ 18,404	$ 449,816	$ (344,592)	$ 125,628

Common stock issued for cash	-	-	370,000	370	18,130	-	18,500
Net loss for the six months ended June 30, 2016	-	-	-	-	-	(155,581)	(155,581)

Balance June 30, 2016 (unaudited)	2,000,000	$ 2,000	18,774,400	$ 18,774	$ 467,946	$ (500,173)	$ (11,453)

The accompanying notes are an integral part of these financial statements

PostAds, Inc.
Statements of Cash Flows
(unaudited)

	For the Six Months Ended June 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (155,581)	$ (259)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	221	-
Amortization of prepaid consulting	91,880	-
Changes in assets and liabilities:
Prepaid expenses and deposits	650	-
Accrued liabilities	9,707	-
Accrued officer salary	16,250	-
Net Cash Used In Operating Activities	(36,873)	(259)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net Cash Used In Investing Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	9	-
Proceeds from sale of stock	18,500	-
Capital Contribution by Founder	-	259
Advances payable - Officer	2,025	-
Net Cash Provided By Financing Activities	20,534	259

NET DECREASE IN CASH	(16,339)	-

CASH AT BEGINNING OF PERIOD	16,353	-

CASH AT END OF PERIOD	$ 14	$ -

SUPPLEMENTAL NON-CASH DISCLOSURES:

Interest paid	$ -	$ -
Taxes paid	$ -	$ -

The accompanying notes are an integral part of these financial statements

PostAds, Inc.

Notes to the Financial Statements

June 30, 2016

(unaudited)

NOTE 1 - ORGANIZATION, BUSINESS, OPERATIONS AND BASIS OF PRESENTATION

PostAds, Inc. (the “Company”) was formed on August 17, 2015 in the State of Nevada as a reorganization of a sole proprietor business with an inception date of August 26, 2013. The business was formed to provide an online platform at www.PostAds.com that offers an alternative marketplace for buyers and sellers of both new and pre-owned goods and service items (including jobs) together in an online market place that offers both retailers and service providers a forum to advertise and promote their goods and services while providing consumers a cost-effective way of locating and purchasing goods and services.

For accounting purposes, the inception date of August 26, 2013 (as a Florida Sole Proprietorship) was used in the financial statements, and minimal activity occurred until the re-organization into a ‘C’ corporation (Nevada) on August 17, 2015.  Kenneth T. Moore, the sole proprietor, provided services valued at $11,000 during 2013 to the sole proprietor business.  Mr. Moore, as the Company’s Founder and Chief Executive Officer, was issued an aggregate of 11,000,000 Company shares upon the re-organization on August 17, 2015, consisting of 9,000,000 shares of our common stock and 2,000,000 shares of our Series A Preferred Stock.   The share issuance was treated as a recapitalization and retroactively reflected in the accompanying financial statements.

On August 17, 2015, as part of the re-organization and recapitalization into a ‘C’ corporation, the Company applied paragraph 505-10-S99-3 of the FASB Accounting Standards Codification (formerly Topic 4B of the Staff Accounting Bulletins (“SAB”) (“SAB Topic 4B”) issued by the U.S. Securities and Exchange Commission (the “SEC”)), by reclassifying the accumulated deficit of the sole proprietor businesses of $12,242 to additional paid-in capital.

Risks and Uncertainties for Development Stage Company - We are considered to be in the development stage as defined in the accounting standards since we have not commenced planned principal operations.  Our activities since inception include devoting substantially all of our efforts to business planning and development. Additionally, we have allocated a substantial portion of our time and investment to the completion of our development activities to launch our marketing plan and generate revenues and to raising capital.  We have generated minimal revenue from operations. The Company’s activities during the development stage are subject to significant risks and uncertainties.

NOTE 2 - BASIS OF PRESENTATION

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2016, the related statements of operations, cash flows and the statement of changes in stockholders’ equity (deficit) for the six months ended June 30, 2016 and 2015 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and with the instructions to Regulation S-X for interim financial information, which, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to state fairly the Company’s financial position as of June 30, 2016 and results of operations and cash flows for the six months ended June 30, 2016 and 2015. The financial data and the other information disclosed in these notes to the financial statements related to this six-month period is unaudited. The unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2015.  The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the full year.

NOTE 3 - GOING CONCERN

The accompanying unaudited financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business.  As reflected in the accompanying unaudited financial statements, the Company had an accumulated deficit and stockholders’ deficit of $500,173 and $11,453, respectively, at June 30, 2016 and for the six months ended June 30, 2016 the Company had a net loss and net cash used in operating activities of $155,581 and $36,873, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Management intends to raise additional equity financing and procure loans to fund future operations and to generate revenue in conjunction with their online platform in order to provide additional working capital. As part of this plan, from January 2016 through February 4, 2016, the Company sold 370,000 shares of common stock for aggregate proceeds of approximately $18,500, providing a partial amount of the required capital to allow the Company to meet its projected milestones during 2016.   Management believes that the actions taken provide the Company the opportunity to continue as a going concern.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying financial statements include valuation of website development costs, valuation of stock compensation and valuation of deferred tax assets.

Cash and Cash Equivalents - For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.  As of June 30, 2016, there were no cash equivalents.

Net Income per Common Share - Net loss per common share is computed pursuant to section 260-10 of the FASB Accounting Standards Codification.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Income Taxes - Historically, the Company was treated as a sole proprietorship for income tax purposes and was not subject to federal or state income taxes; accordingly, no provision for income taxes has been made in the accompanying financial statements through August 16, 2015.  The sole proprietor was required to report his income, losses, credits or other deductions on his respective income tax returns.

Beginning after August 17, 2015 when the Company changed its structure to a corporation, the Company follows the accounting guidance for uncertainty in income taxes using the provisions of Accounting Standards Codification (ASC) 740 “Income Taxes”, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes.  Also using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2015 and 2014, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. Tax years that remain subject to examination is the year ending on December 31, 2015. The Company recognizes interest and penalties related to uncertain income tax positions in other expense. No such interest and penalties were recorded as of June 30, 2016.

Computer Equipment - Computer equipment is recorded at cost. Depreciation is recognized using the straight-line method in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives. Repairs and maintenance are charged to operations as incurred.

Internal-use Software and Website Development Costs - Costs incurred to develop software for internal use and the Company’s website are capitalized and amortized over the estimated useful life of the software, generally three years. The Company also capitalizes costs related to upgrades and enhancements when it is probable the expenditures will result in additional functionality or will extend the useful life of existing functionality. Costs related to the design or maintenance of internal-use software and website development are expensed as incurred. The Company periodically reviews internal-use software and website development costs to determine whether the projects will be completed, placed in service, removed from service, or replaced by other internally developed or third-party software. If the asset is not expected to provide any future benefit, the asset is retired and any unamortized cost is expensed.

Impairment of Long-Lived Assets - The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets.  Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company evaluated its website development costs for impairment and determined they were 100% impaired due to a lack of sufficient estimated future cash flows.   Impairment expense of $21,869 for website development and related software costs was recognized during the year ended December 31, 2015.

Revenue Recognition - The Company operates a platform for third-party sellers that purchase advertising on a monthly basis.  Our business model allows us to make money when a seller either places an ad in a paid category, upgrades their ad with premium features and/or purchases an advertising spot on our platform to place a banner ad.  We do not compete with PostAds sellers, hold inventory or sell goods.   Our revenue is diversified, generated from a mix of upgraded services we provide our sellers.  Our existing revenue stream consists of Seller Services revenue, which includes fees that PostAds sellers pay us for utilizing upgraded seller services such as featured listings, additional regions, better placement, highlighting, additional photos, video uploads and paid categories.

The Company recognizes revenue and provides the service to the seller when the following conditions are satisfied: (1) there is persuasive evidence of an arrangement, (2) the Company’s third-party payment processor has been paid, which evidences that the price is fixed and determinable and collectability is reasonably assured and (3) advertisement appears on website upon payment received by the third-party payment processor.  The revenue is recognized pro-rata over the time period the advertisement is displayed.  The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether it is the primary obligor in a transaction and has latitude in establishing pricing and selecting suppliers.   Based on its evaluation of these factors, advertising revenue which is the advertising fee paid by the seller is recorded on a gross basis, since the Company is the party responsible to the seller for providing the service that is the subject of the transaction and while most fees are currently a fixed dollar amount, the Company has the ability and reasonable latitude to establish prices for the services.

There have been no chargebacks to date.  If we encounter chargebacks in the future, they will be recorded as a reduction to revenue in the same period that the revenue is recognized and we may consider establishing a reserve liability.

Stock-Based Compensation - For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the service period for awards expected to vest. For stock issued to employees for other than cash the Company estimates the fair value of the shares issued based on the trading or selling price of similar shares or based on the value of the services provided, whichever is more reliable.

For non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant in the same manner as employee awards; however, the unvested portion of the awards is revalued at the end of each reporting period until such time as the non-employee award is fully vested.  Vested portions are recorded as prepaid assets and amortized to expense over the service periods.  For stock awards to non-employees the Company estimates the fair value of the shares issued based on the trading or selling price of similar shares or based on the value of the services provided, whichever is more reliable.

Fair Value for Financial Assets and Financial Liabilities - We measure our financial assets and liabilities in accordance with United States generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts payable and accrued and other liabilities, the carrying amounts approximate fair value due to their short maturities.

The Company follows 825-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments.  Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at June 30, 2016, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the five months ended June 30, 2016 and 2015.

Recent Accounting Pronouncements

In May 2014, the FASB issued an accounting standards update that replaces existing revenue recognition guidance. Among other things, the updated guidance requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for the Company beginning January 1, 2017. The Company is currently evaluating the effect the guidance will have on its financial statements.

In August 2014, the FASB issued an accounting standard update under which management will be required to assess an entity’s ability to continue as a going concern and provide related disclosures in certain circumstances. The new guidance is effective for annual periods beginning after December 15, 2016 and for annual and interim periods thereafter. The adoption of this guidance is not expected to have an impact on the Company’s financial statements or disclosures.

Financial Accounting Standards Board, Accounting Standard Updates which are not effective until after December 31, 2015 are not expected to have a significant effect on the Company’s financial position or results of operations.

NOTE 5 – COMPUTER EQUIPMENT AND SOFTWARE

Computer equipment consisted of the following at:

	Estimated useful lives	June 30, 2016	December 31, 2015

Computer equipment	3 years	$1,323	$1,323
Less: Accumulated
depreciation		(329)	(108)

Net		$994	$1,215

Depreciation expense on computer equipment was $221 and $0 for the six months ended June 30, 2016 and 2015, respectfully.

NOTE 6 – ACCRUED LIABILITIES

Accrued liabilities - consisted of the following at:

	June 30, 2016	December 31, 2015
Accrued website consulting fees	$ 10,000	$ -
Accrued professional accounting fees	4,983	7,672
Accrued administrative expense	2,451	55
Total accrued liabilities	$ 17,434	$ 7,727

Accrued officer salary payable - consisted of the following at:

	June 30, 2016	December 31, 2015
Accrued officer salary	$ 17,501	$ 1,250

NOTE 7 – ADVANCES

Advances payable – officer - consisted of the following at:

	June 30, 2016	December 31, 2015
Advances payable	$ 2,075	$ 50

Advances payable represents non-interest bearing advances to the Company from the Company’s Chief Executive Officer, utilized to open a Company bank account and pay general and administrative expenses.

NOTE 8 - STOCKHOLDERS EQUITY (DEFICIT)

Reorganization and Incorporation

In August 2015, the Company reorganized from a sole proprietorship to a C corporation.  The reorganization was treated as a recapitalization in accordance with SAB Topic 4C and ASC 505-10-S99.  Accordingly, the effects of the recapitalization have been retroactively reflected in all periods presented in the accompanying financial statements.

Common Stock and Series A Preferred Stock

The Company’s Articles of Incorporation authorize the issuance of 90,000,000 common shares at $0.001 par value per share.  The company’s Articles of Incorporation authorize the issuance of 10,000,000 shares of Series A Preferred Stock at $0.001 par value per share. The Board of Directors has the power to designate the rights and preferences of the Series A Preferred stock and issue in one or more series. Each share of Series A Preferred Stock has 50 votes on all matters submitted to a vote of the Company’s shareholders and there are no other rights designated.

The Company granted 6,796,000 common shares relating to agreements entered into by the Company between August 13, 2015 and August 18, 2015 with four consultants and one law firm for services.  The shares for services were valued at the contemporaneous private placement offering price of $0.05 per share resulting in a total value of $339,800 with $323,080 expensed as of June 30, 2016 and $16,720 recorded as a prepaid asset as of June 30, 2016, based on how the shares are earned over the terms of the agreements.

On September 22, 2015, the Company prepared an offering to raise capital in the amount of $200,000 by offering up to 4,000,000 shares of common stock at $.05 per share. In 2015, 2,608,400 had been subscribed for with an aggregate amount of $130,420 received by the Company.

In 2016, 370,000 shares of common stock were subscribed for with an aggregate amount of $18,500 received by the Company.  To date, the Company has issued all shares without certificates.  The shareholders have been notified that the Company will issue certificates once a CUSIP number has been assigned to the Company.  Shares issued without certificates are considered issued and outstanding for accounting purposes.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Service Agreements

Between August 13, 2015 and August 18, 2015, the Company entered into agreements with four consultants and one law firm for services. The agreements are for terms of between one month and one year. Pursuant to the terms of the agreements, the Company will pay aggregate consideration of $60,000 in cash and issue 6,796,000 shares of common stock, valued at $339,800 for financial accounting purposes (see Note 8). As of June 30, 2016, the Company had not yet paid $10,000 of the $60,000 cash consideration as it was not yet due.

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of June 30, 2016, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company owes its officer $2,075 at June 30, 2016.

NOTE 11 - SUBSEQUENT EVENTS

On August 4, 2016, the Company received a $25,000 loan from the mother of  a related party for a term of four months and at an interest rate of 10%.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:

PostAds, Inc.

We have audited the accompanying balance sheets of PostAds, Inc. as of December 31, 2015 and 2014 and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2015.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PostAds, Inc. as of December 31, 2015 and 2014 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit of $344,592 at December 31, 2015 and had a net loss and net cash used in operations of $344,916 and $89,738, respectively, in 2015.  These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 5, 2016

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

PostAds, Inc.
Balance Sheets

	December 31,
	2015	2014

ASSETS
Current Assets
Cash	$ 16,353	$ -
Prepaid cash based consulting and legal fees	31,250	-
Prepaid stock based consulting and legal fees	83,600	-
Prepaid expenses and deposits	2,237	-
Total Current Assets	133,440	-

Computer equipment, net	1,215	-

Total Assets	$ 134,655	$ -

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accrued liabilities	$ 7,727	$ -
Advances payable - officer	50	-
Accrued officer salary payable	1,250	-

Total Current Liabilities	9,027	-

Total Liabilities	9,027	-
Commitments and contingencies (Note 9)

Stockholders' Equity
Series A Preferred stock: 10,000,000 shares authorized; $0.001 par value, 2,000,000
shares issued and outstanding at December 31, 2015 and 2014	2,000	2,000
Common stock: 90,000,000 shares authorized; $0.001 par value, 18,404,400 and 9,000,000
shares issued and outstanding at December 31, 2015 and 2014, respectively	18,404	9,000
Additional paid in capital	449,816	918
Accumulated deficit	(344,592)	(11,918)

Total Stockholders' Equity	125,628	-

Total Liabilities and Stockholders´ Equity	$ 134,655	$ -

The accompanying notes are an integral part of these financial statements

PostAds, Inc.
Statements of Operations

	For Years Ended December 31,
	2015	2014

Revenues	$ -	$ -

Cost of Sales	-	-

Gross Profit	-	-

Operating Expenses
Officer Compensation	25,000	-
General and Administrative	29,347	648
Consulting Fees	268,700	-
Impairment of Website Costs	21,869	-

Total Operating Expenses	344,916	648

Net Loss	$ (344,916)	$ (648)

Basic and Diluted Loss per Share
attributable to common stockholders:	$ (0.03)	$ (0.00)

Basic and Diluted Weighted Average
Number of Shares Outstanding
attributable to common stockholders:	12,228,979	9,000,000

The accompanying notes are an integral part of these financial statements

PostAds, Inc.
Statements of Changes in Stockholders' Equity
For Years Ended December 31, 2015 and 2014

					Additional		Total
	Series A Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance December 31, 2013	2,000,000	$ 2,000	9,000,000	$ 9,000	$ 270	$ (11,270)	$ -

Company expenses paid by Founder	-	-	-	-	648	-	648
Net loss for year ended December 31, 2014	-	-	-	-	-	(648)	(648)

Balance December 31, 2014	2,000,000	$ 2,000	9,000,000	$ 9,000	$ 918	$ (11,918)	$ -

Reorganization reclassification	-	-	-	-	(12,242)	12,242	-
Common stock issued for services	-	-	6,796,000	6,796	333,004	-	339,800
Common stock issued for cash	-	-	2,608,400	2,608	127,812	-	130,420
Capital contribution by Founder	-	-	-	-	324	-	324
Net loss for year ended December 31, 2015	-	-	-	-	-	(344,916)	(344,916)

Balance December 31, 2015	2,000,000	$ 2,000	18,404,400	$ 18,404	$ 449,816	$ (344,592)	$ 125,628

The accompanying notes are an integral part of these financial statements

PostAds, Inc.
Statements of Cash Flows

	For Years Ended December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (344,916)	$ (648)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,619	-
Stock based compensation	274,950	-
Impairment of website costs	21,869	-
Changes in assets and liabilities:
Prepaid consulting	(50,000)	-
Prepaid expenses and deposits	(2,237)	-
Accrued liabilities	7,727	-
Accrued officer salary	1,250	-
Net Cash Used In Operating Activities	(89,738)	(648)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of computer equipment	(1,323)	-
Payments for website development	(23,380)	-
Net Cash Used In Investing Activities	(24,703)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	130,420	-
Capital Contribution by Founder	324	648
Advances payable - Related Parties	10,050	-
Repayment of advances payable - Related Parties	(10,000)
Net Cash Provided By Financing Activities	130,794	648

NET INCREASE IN CASH	16,353	-

CASH AT BEGINNING OF PERIOD	-	-

CASH AT END OF PERIOD	$ 16,353	$ -

SUPPLEMENTAL NON-CASH DISCLOSURES:

Interest paid	$ -	$ -
Taxes paid	$ -	$ -

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for future services	$ 339,800	$ -

The accompanying notes are an integral part of these financial statements

PostAds, Inc.

 Notes to the Financial Statements

December 31, 2015 and 2014

NOTE 1 - ORGANIZATION, BUSINESS, OPERATIONS AND BASIS OF PRESENTATION

PostAds, Inc. (the “Company”) was formed on August 17, 2015 in the State of Nevada as a reorganization of a sole proprietor business with an inception date of August 26, 2013. The business was formed to provide an online platform at www.PostAds.com that offers an alternative marketplace for buyers and sellers of both new and pre-owned goods and service items (including jobs) together in an online market place that offers both retailers and service providers a forum to advertise and promote their goods and services while providing consumers a cost-effective way of locating and purchasing goods and services.

For accounting purposes, the inception date of August 26, 2013 (as a Florida Sole Proprietorship) was used in the financial statements, and minimal activity occurred until the re-organization into a ‘C’ corporation (Nevada) on August 17, 2015.  Kenneth T. Moore, the sole proprietor, provided services valued at $11,000 during 2013 to the sole proprietor business.  Mr. Moore, as the Company’s Founder and Chief Executive Officer, was issued an aggregate of 11,000,000 Company shares upon the re-organization on August 17, 2015, consisting of 9,000,000 shares of our common stock and 2,000,000 shares of our Series A Preferred Stock.   The share issuance was treated as a recapitalization and retroactively reflected in the accompanying financial statements.

On August 17, 2015, as part of the re-organization and recapitalization into a ‘C’ corporation, the Company applied paragraph 505-10-S99-3 of the FASB Accounting Standards Codification (formerly Topic 4B of the Staff Accounting Bulletins (“SAB”) (“SAB Topic 4B”) issued by the U.S. Securities and Exchange Commission (the “SEC”)), by reclassifying the accumulated deficit of the sole proprietor businesses of $12,242 to additional paid-in capital.

Risks and Uncertainties for Development Stage Company - We are considered to be in the development stage as defined in the accounting standards since we have not commenced planned principal operations.  Our activities since inception include devoting substantially all of our efforts to business planning and development. Additionally, we have allocated a substantial portion of our time and investment to the completion of our development activities to launch our marketing plan and generate revenues and to raising capital.  We have not yet generated any revenue from operations. The Company’s activities during the development stage are subject to significant risks and uncertainties.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company had an accumulated deficit of $344,592 at December 31, 2015, comprised primarily of the net loss from operations for the year ended December 31, 2015.  During 2015, the Company had a net loss and net cash used in operating activities of $344,916 and $89,738, respectively.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Management intends to raise additional equity financing and procure loans to fund future operations and to generate revenue in conjunction with their online platform in order to provide additional working capital. As part of this plan, from January 2016 through February 4, 2016, the Company sold 370,000 shares of common stock for aggregate proceeds of approximately $18,500, providing a partial amount of the required capital to allow the Company to meet its projected milestones during 2016.   Management believes that the actions taken provide the Company the opportunity to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying financial statements include valuation of website development costs, valuation of stock compensation and valuation of deferred tax assets.

Cash and Cash Equivalents - For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.  There were no cash equivalents at December 31, 2015 and 2014.

Net Income per Common Share - Net loss per common share is computed pursuant to section 260-10 of the FASB Accounting Standards Codification.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.

Income Taxes – Historically, the Company was treated as a sole proprietorship for income tax purposes and was not subject to federal or state income taxes; accordingly, no provision for income taxes has been made in the accompanying financial statements through August 16, 2015.  The sole proprietor was required to report his income, losses, credits or other deductions on his respective income tax returns.

Beginning after August 17, 2015 when the Company changed its structure to a corporation, the Company follows the accounting guidance for uncertainty in income taxes using the provisions of Accounting Standards Codification (ASC) 740 “Income Taxes”, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes.  Also using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2015 and 2014, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. Tax years that remain subject to examination is the year ending on December 31, 2015. The Company recognizes interest and penalties related to uncertain income tax positions in other expense. No such interest and penalties were recorded as of December 31, 2015.

Computer Equipment - Computer equipment is recorded at cost. Depreciation is recognized using the straight-line method in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives. Repairs and maintenance are charged to operations as incurred.

Internal-use Software and Website Development Costs - Costs incurred to develop software for internal use and the Company’s website are capitalized and amortized over the estimated useful life of the software, generally three years. The Company also capitalizes costs related to upgrades and enhancements when it is probable the expenditures will result in additional functionality or will extend the useful life of existing functionality. Costs related to the design or maintenance of internal-use software and website development are expensed as incurred. The Company periodically reviews internal-use software and website development costs to determine whether the projects will be completed, placed in service, removed from service, or replaced by other internally developed or third-party software. If the asset is not expected to provide any future benefit, the asset is retired and any unamortized cost is expensed as an impairment charge.

Impairment of Long-Lived Assets - The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets.  Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company evaluated its website development costs for impairment and determined they were 100% impaired due to a lack of sufficient estimated future cash flows.   Impairment expense of $21,869 for website development and related software costs were recognized during the three month period ended December 31, 2015.  (See Note 4)

Revenue Recognition - The Company operates a platform for third-party sellers that purchase advertising on a monthly basis.  Our business model allows us to make money when a seller either places an ad in a paid category, upgrades their ad with premium features and/or purchases an advertising spot on our platform to place a banner ad.  We do not compete with PostAds sellers, hold inventory or sell goods.   Our revenue is diversified, generated from a mix of upgraded services we provide our sellers.  Our revenue consists of Seller Services revenue, which includes fees that PostAds sellers pay us for utilizing upgraded seller services such as featured listings, additional regions, better placement, highlighting, additional photos, video uploads and paid categories.

The Company recognizes revenue and provides the service to the seller when the following conditions are satisfied: (1) there is persuasive evidence of an arrangement, (2) the Company’s third-party payment processor has been paid, which evidences that the price is fixed and determinable and collectability is reasonably assured and (3) advertisement appears on website upon payment received by the third-party payment processor.  The revenue is recognized pro rata over the time period the advertisement is displayed.  The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether it is the primary obligor in a transaction and has latitude in establishing pricing and selecting suppliers.   Based on its evaluation of these factors, advertising revenue which is the advertising fee paid by the seller is recorded on a gross basis, since the Company is the party responsible to the seller for providing the service that is the subject of the transaction and while most fees are currently a fixed dollar amount, the Company has the ability and reasonable latitude to establish prices for the services.

There have been no chargebacks to date.  If we encounter chargebacks in the future, they will be recorded as a reduction to revenue in the same period that the revenue is recognized and we may consider establishing a reserve liability.

Stock-Based Compensation - For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the service period for awards expected to vest. For stock issued to employees for other than cash the Company estimates the fair value of the shares issued based on the trading or selling price of similar shares or based on the value of the services provided, whichever is more reliable.

For non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant in the same manner as employee awards; however, the unvested portion of the awards is revalued at the end of each reporting period until such time as the non-employee award is fully vested.  Vested portions are recorded as prepaid assets and amortized to expense over the service periods.  For stock awards to non-employees the Company estimates the fair value of the shares issued based on the trading or selling price of similar shares or based on the value of the services provided, whichever is more reliable.

Fair Value for Financial Assets and Financial Liabilities - We measure our financial assets and liabilities in accordance with United States generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts payable and accrued and other liabilities, the carrying amounts approximate fair value due to their short maturities.

The Company follows 825-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments.  Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at December 31, 2015, nor are gains or losses reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the years ended December 31, 2015 and 2014.

Recent Accounting Pronouncements

In May 2014, the FASB issued an accounting standards update that replaces existing revenue recognition guidance. Among other things, the updated guidance requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for the Company beginning January 1, 2017. The Company is currently evaluating the effect the guidance will have on its financial statements.

In August 2014, the FASB issued an accounting standards update under which management will be required to assess an entity’s ability to continue as a going concern and provide related disclosures in certain circumstances. The new guidance is effective for annual periods beginning after December 15, 2016 and for annual and interim periods thereafter. The adoption of this guidance is not expected to have an impact on the Company’s financial statements or disclosures.

Financial Accounting Standards Board, Accounting Standard Updates which are not effective until after December 31, 2015 are not expected to have a significant effect on the Company’s financial position or results of operations.

NOTE 4 – COMPUTER EQUIPMENT

Computer equipment consisted of the following as of the dates indicated:

		As of December 31,
	Estimated useful lives	2015	2014
Computer equipment	3 years	$1,323	$0
Less: Accumulated
depreciation		(108)	0
Net		$1,215	$0

Depreciation expense on computer equipment was $108 and $0 for the years ended December 31, 2015 and 2014, respectfully.   Prior to the impairment of website costs and related software (See Note 3) the Company recognized $1,511 of amortization expense in 2015.

 NOTE 5 – ACCRUED LIABILITIES

 Accrued liabilities - consisted of the following at December 31, 2015 and 2014,

	December 31,
	2015	2014
Accrued professional accounting fees	$ 7,672	$ 0
Accrued administrative expense	55	0
Total accrued liabilities	$ 7,727	$ 0

Accrued officer salary payable - consisted of the following at December 31, 2015 and 2014,

	December 31,
	2015	2014
Accrued officer salary	$ 1,250	$ 0

Accrued officer salary payable represents December 2015 compensation due the Company’s officer that was paid in January 2016.

NOTE 6 – ADVANCES

Advances payable – officer - consisted of the following at December 31, 2015 and 2014,

                                                                                   December 31,

	2015	2014
Advances payable	$50	$0

Advances payable represents a non-interest bearing advance to the Company of $50 during September of 2015 from the Company’s Chief Executive Officer, utilized to open a Company bank account.

NOTE 7 - INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income.

For the period from January 1, 2015 to August 17, 2015 and for the year ended December 31, 2014, the Company operated as a sole proprietorship and passed all income and loss to the owner. Accordingly, no provision for federal and state income taxes has been made in these financial statements for these periods. Had the Company been subject to income taxes during the period from January 1, 2015 to August 17, 2015 and for the year ended December 31, 2014, the pro forma effect of income taxes on the Company’s net income (loss) based of the Company’s statutory income tax rate of 34% was not material.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the period from August 17, 2015 to December 31, 2015 based on a net loss of $344,592 during this period was as follows:

                                                                                                                        August 17, 2015 to December 31, 2015

Income tax benefit at U.S. statutory rate of 34%	$(117,161)
State income taxes, net of Federal benefit	(12,509)
Non-deductible stock based expenses	103,464
Change in valuation allowance	26,206
Total provision for income tax	$-

The Company’s approximate net deferred tax assets as of December 31, 2015 was as follows:

                                                                                                                             December 31, 2015

Deferred Tax Assets:
Net operating loss carryforward	$26,206
Total deferred tax assets	26,206
Valuation allowance	(26,206)
Net deferred tax asset	$-

The estimated net operating loss carryforward was approximately $69,642 at December 31, 2015.  The Company provided a valuation allowance equal to the net deferred income tax asset for the years ended December 31, 2015 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward.  The potential tax benefit arising from tax loss carryforwards will expire in 2035.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to special tax rules which may limit their usage under the Separate Return Limitation Year (“SRLY”) rules. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2015 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 8 - STOCKHOLDERS EQUITY

Reorganization and Incorporation

In August 2015, the Company reorganized from a sole proprietorship to a C corporation.  The reorganization was treated as a recapitalization in accordance with SAB Topic 4C and ASC 505-10-S99.  Accordingly, the effects of the recapitalization have been retroactively reflected in all periods presented in the accompanying financial statements.

Common Stock and Series A Preferred Stock

The Company’s Articles of Incorporation authorize the issuance of 90,000,000 common shares at $0.001 par value per share.  The company’s Articles of Incorporation authorize and designate the issuance of 10,000,000 shares of Series A Preferred Stock at $0.001 par value per share. The Board of Directors has the power to designate the rights and preferences of the Series A Preferred stock and issue in one or more series. Each share of Series A Preferred Stock has 50 votes on all matters submitted to a vote of the Company’s shareholders and there are no other rights designated.

The Company granted 6,796,000 common shares relating to agreements entered into by the Company between August 13, 2015 and August 18, 2015 with four consultants and one law firm for services.  The shares for services were valued at the contemporaneous private placement offering price of $0.05 per share resulting in a total value of $339,800 with $256,200 expensed as of December 31, 2015 and $83,600 recorded as a prepaid asset as of December 31, 2015, based on how the shares are earned over the terms of the agreements.  (See Note 9)

On September 22, 2015, the Company prepared an offering to raise capital in the amount of $200,000 by offering up to 4,000,000 shares of common stock at $.05 per share. As of December 31, 2015, 2,608,400 had been subscribed for with an aggregate amount of $130,420 received by the Company.

To date, the Company has issued all shares without certificates.  The shareholders have been notified that the Company will issue certificates once a CUSIP number has been assigned to the Company.  Shares issued without certificates are considered issued and outstanding for accounting purposes.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Service Agreements

Between August 13, 2015 and August 18, 2015, the Company entered into agreements with four consultants and one law firm for services. The agreements are for terms of between one month and one year. Pursuant to the terms of the agreements, the Company will pay aggregate consideration of $60,000 in cash and issue 6,796,000 shares of common stock, valued at $339,800 for financial accounting purposes. As of December 31, 2015, the Company had paid $50,000 of the $60,000 cash consideration with $18,750 expensed as of December 31, 2015 and $31,250 recorded as a prepaid asset as of December 31, 2015, based on how the consideration is earned over the terms of the agreements. (See Notes 8 & 11).

Lease Agreement

On November 6, 2015, the Company entered into a commercial lease agreement for office space for the one (1) year period from November 15, 2015 to November 14, 2016, at a cost of $650 per month and renewable for one year.

The following table represents the Company’s future minimum rent payments under its current operating lease agreement as of December 31, 2015:

Operating Lease
Periods ending
2016	$7,800
2017	6,825
Total minimum payments required	$14,625

Employment Agreement

On December 29, 2015, the Company entered into an employment agreement with its President and Chief Executive Officer for a term of two (2) years which requires weekly payments of $1,250 by the Company.

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of December 31, 2015, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company owes its sole officer $50 at December 31, 2015 for his previous advance of the funds to the Company.  During September 2015, a principal shareholder made a non-interest bearing loan in the amount of $10,000 to the Company for working capital purposes.  The Company paid the loan back to the individual during October 2015.

NOTE 11 - SUBSEQUENT EVENTS

Subsequent to December 31, 2015, the Company has received an aggregate amount of $18,500, representing additional subscriptions in the aggregate amount of 370,000 common stock shares in relation to its offering of September 22, 2015.

In January 2016, two of the consulting agreements described in Note 8 were amended to extend the service periods. One agreement was extended for no additional consideration and the other oral agreement was memorialized and extended for additional consideration of approximately $33,000.

On August 4, 2016, the Company received a $25,000 loan from the mother of a related party for a term of four months and at an interest rate of 10%.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

SEC Registration Fee	$9.47
Accounting & Auditing Fees and Expenses	$39,000.00
Legal Fees and Expenses	$30,000.00
Miscellaneous	$5,000.00
Total	$74,009.47

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the Selling Stockholders.  The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, Nevada law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Nevada law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Nevada law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section.  Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Nevada Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment.  Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by our board of directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Nevada law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Nevada law to indemnify our directors, certain other provisions of the Nevada Act have the effect of further limiting the personal liability of our directors.  Pursuant to Nevada law, a director of a Nevada corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The two years prior to this Offering, we offered and sold securities below.  None of the issuances involved underwriters, underwriting discounts or commissions.  We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities.  We believed these exemptions were available because:

•	We are not a blank check company;

•	We filed a Form D, Notice of Sales, with the SEC;

•	Sales were not made by general solicitation or advertising;

•	All certificates had restrictive legends; and

•	Sales were made to persons with a pre-existing relationship to Kenneth T. Moore, our President, Chief Executive Officer and Director.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.

•	Access to all material contracts and documents relating to our operations.

•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Shares Issued for Cash Consideration

On September 25, 2015, we sold 400,000 shares of common stock to Richy Bramos at the price of $.05 per share or an aggregate price of $20,000.

On October 2, 2015, we sold 400,000 shares of common stock to Mark Wolfson at the price of $.05 per share or an aggregate price of $20,000.

On October 2, 2015, we sold 400,000 shares of common stock to Ira Kiltok at the price of $.05 per share or an aggregate price of $20,000.

On October 9, 2015, we sold 400,000 shares of common stock to Deborah Lynn Weiss at the price of $.05 per share or an aggregate price of $20,000.

On October 12, 2015, we sold 40,000 shares of common stock to Alfred J. Descourouez at the price of $.05 per share or an aggregate price of $2,000.

On October 13, 2015, we sold 400,000 shares of common stock to Florence Weiss at the price of $.05 per share or an aggregate price of $20,000.

On October 13, 2015, we sold 400,000 shares of common stock to Stacey Stevens at the price of $.05 per share or an aggregate price of $20,000.

On October 14, 2015, we sold 100,000 shares of common stock to Jiin Fong Liou at the price of $.05 per share or an aggregate price of $5,000.

On October 14, 2015, we sold 68,400 shares of common stock to Jeffrey Kurt Clark at the price of $.05 per share or an aggregate price of $3,420.

On January 25, 2016, we sold 100,000 shares of common stock to Gregory M. Otto at the price of $.05 per share or an aggregate price of $5,000. Gregory M. Otto confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On January 28, 2016, we sold 10,000 shares of common stock to Lawrence Beheshti at the price of $.05 per share or an aggregate price of $500. Lawrence Beheshti confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On January 29, 2016, we sold 80,000 shares of common stock to Imtiaz Ahmed at the price of $.05 per share or an aggregate price of $4,000. Imtiaz Ahmed confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On January 29, 2016, we sold 30,000 shares of common stock to Charles Loiacono at the price of $.05 per share or an aggregate price of $1,500. Charles Loiacono confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On February 3, 2016, we sold 10,000 shares of common stock to Alexis De Aza at the price of $.05 per share or an aggregate price of $500. Alexis De Aza confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On February 4, 2016, we sold 20,000 shares of common stock to Michael J. Gleicher at the price of $.05 per share or an aggregate price of $1,000. Michael J. Gleicher confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On February 4, 2016, we sold 20,000 shares of common stock to Matthew S. Gleicher at the price of $.05 per share or an aggregate price of $1,000. Matthew S. Gleicher confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On February 4, 2016, we sold 20,000 shares of common stock to Jordan Gleicher at the price of $.05 per share or an aggregate price of $1,000 Jordan Gleicher confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On February 4, 2016, we sold 20,000 shares of common stock to Alexandra Gleicher at the price of $.05 per share or an aggregate price of $1,000. Alexandra Gleicher confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

On February 4, 2016, we sold 60,000 shares of common stock to Mark A. Plescher at the price of $.05 per share or an aggregate price of $3,000. Mark A. Plescher confirmed in writing that she had a substantial pre-existing relationship with us, made his investment decision prior to our filing of this registration statement and did not purchase the shares as a result of our filing of this registration statement.

Share Issued for Services

On August 17, 2015, we issued 9,000,000 shares of common stock to Kenneth T. Moore and on December 29, 2015, as authorized by the Board in August 2015, we issued 2,000,000 shares of our Series A Preferred Stock to Kenneth T. Moore. The shares were issued as a recapitalization pursuant to our reorganization.

On August 17 2015, we issued 4,000,000 shares of common stock to Steve Weiss for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $200,000.

On August 17, 2015, we issued 998,000 shares of common stock to Daniel C. Lancer for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $49,900.

On August 17, 2015, we issued 600,000 shares of common stock to Robert Fratianni for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $30,000.

On August 18, 2015, we issued 998,000 shares of common stock to Oceanside Equities, Inc., a company controlled by Vincent Beatty, for services rendered to us. We valued these shares at the price of $.05 per share or an aggregate price of $49,900.

On August 18, 2015, we issued 200,000 shares of our common stock to Hamilton & Associates Law Group, P.A., a company controlled by Brenda Hamilton, for service rendered to us. We valued these shares at the price of $.05 per share or an aggregate of $10,000.

ITEM 16.  EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation (i)
3.2	Amendment to Articles of Incorporation dated September 25, 2015 (i)
3.3	By-Laws (i)
5.1	Legal Opinion (ii)
10.1	Executive Employment Agreement with Kenneth T. Moore (i)
10.2	Consulting Agreement with Oceanside Equities Inc. (i)
10.3	Consulting Agreement with Daniel C. Lancer (i)
10.4	Consulting Agreement with Steve Weiss (i)
10.5	Agreement with Robert Fratianni (i)
10.6	Lease Agreement(ii)
10.7	Promissory Note (ii)
10.8	Extension of Agreement with Robert Fratianni (ii)
23.1	Consent of Salberg & Company P.A. (ii)
23.2	Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1) (ii)

(i)	Previously Filed

(ii)	Filed herewith

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach Florida on August 5, 2016.

POSTADS, INC.

Date: August 5, 2016	By:	/s/Kenneth T. Moore
Kenneth T. Moore
Chief Executive Officer and President
(Principal Executive Officer)

Date: August 5, 2016	By:	/s/Kenneth T. Moore
Kenneth T. Moore
Vice President and Acting Chief Financial Officer
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/Kenneth T. Moore	Chief Executive Officer, President and Director	August 5, 2016
Kenneth T. Moore

/s/Kenneth T. Moore	Vice President, Director and Acting Chief Financial Officer	August 5, 2016